Exhibit 2.1 EXECUTION VERSION

SHARE PURCHASE AGREEMENT

BY AND AMONG

Martin Door Holdings, Inc.,

THE SHAREHOLDERS OF MARTIN DOOR HOLDINGS, INC.,

Martin Door Sellers’ Representative, LLC, as SELLERS’ representative,

AND

WWS ACQUISITION, LLC

DATED AS OF OCTOBER 14, 2022

TABLE OF CONTENTS

Page

Article 1 CERTAIN DEFINITIONS	1
1.1 Definitions	1
1.2 Cross References	14
Article 2 PURCHASE AND SALE OF Shares	18
2.1 Purchase and Sale of Shares.	18
2.2 Purchase Price	18
2.3 Closing Transactions	19
2.4 Repaid Indebtedness; Sellers’ Transaction Expenses	21
2.5 Closing Adjustment	22
Article 3 REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY GROUP	26
3.1 Organization and Power	26
3.2 Authorization	26
3.3 Capitalization	27
3.4 Subsidiaries	27
3.5 Absence of Conflicts	28
3.6 Financial Statements	29
3.7 Absence of Certain Developments	30
3.8 Real Property	33
3.9 Title to Tangible Assets	34
3.10 Contracts and Commitments	34
3.11 Intellectual Property	37
3.12 Privacy & Information Technology.	39
3.13 Governmental Licenses and Permits	39
3.14 Litigation; Proceedings	39
3.15 Compliance with Laws	40
3.16 Labor Matters	40
3.17 Employee Benefit Plans	42
3.18 Tax Matters	44
3.19 Brokerage	46
3.20 Environmental Compliance.	46
3.21 Related Party Contracts	47
3.22 Insurance	48
3.23 Product Liability and Warranty	48
3.24 Bank Accounts	49
3.25 Accounts Receivable	49
3.26 Working Capital	49

i

3.27 Trade Allowances	49
3.28 Anti-Corruption; Sanctions	49
3.29 Inventory	50
3.30 Exclusivity of Representations and Warranties	50
Article 4 REPRESENTATIONS AND WARRANTIES REGARDING THE SELLERS	51
4.1 Due Organization and Good Standing	51
4.2 Authorization of Transactions	51
4.3 Absence of Conflicts	52
4.4 Litigation	52
4.5 Brokerage	52
4.6 Ownership	52
Article 5 REPRESENTATIONS AND WARRANTIES OF PURCHASER	53
5.1 Organization and Power	53
5.2 Authorization	53
5.3 Absence of Conflicts	53
5.4 Governmental Authorities and Consents	54
5.5 Litigation	54
5.6 Brokerage	54
5.7 Financing	54
5.8 Due Diligence Review	54
5.9 R&W Insurance	55
5.10 Restricted Securities	55
5.11 Solvency	55
5.12 Purchaser's Reliance	56
5.13 Exclusivity of Representations and Warranties	56
Article 6 ADDITIONAL AGREEMENTS; COVENANTS AFTER CLOSING	57
6.1 Nonsurvival of Representations, Warranties, Covenants and Agreements	57
6.2 Mutual Assistance	58
6.3 Confidentiality	58
6.4 R&W Insurance Policy	60
6.5 Expenses	60
6.6 Assurances	60
6.7 Transfer Taxes; Recording Charges	60
6.8 Directors and Officers Indemnification and Insurance	61
6.9 Tax Matters	62
6.10 Release	65
6.11 Sellers’ Representative	66
6.12 Disclosure Schedules	67

6.13 Retention of Books and Records	68
6.14 Comparable Benefits	69
6.15 Section 280G	69
6.16 Non-Solicit; Non-Compete	70
6.17 Termination of Related Party Contracts	72
6.18 Operations Between Closing and Measurement Time	72
Article 7 MISCELLANEOUS	72
7.1 Amendment and Waiver	72
7.2 Notices	73
7.3 Assignment	74
7.4 Severability	74
7.5 No Strict Construction	74
7.6 Captions	75
7.7 No Third-Party Beneficiaries	75
7.8 Complete Agreement	75
7.9 Counterparts	75
7.10 Governing Law and Jurisdiction	75
7.11 Waiver of Jury Trial	76
7.12 Specific Performance	76
7.13 Attorney-Client Privilege and Conflict Waiver	76
7.14 General Consent to Transaction	77

LIST OF EXHIBITS AND SCHEDULES

Exhibits

Exhibit A	Form of Escrow Agreement
Exhibit B	R&W Insurance Policy
Exhibit C	R&W Insurance Policy Binder
Exhibit D	Amendment to Lease

Schedules
Schedule I	Proceeds Allocation Schedule
Schedule II	Working Capital Schedule
Schedule III	Disclosure Schedules

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of October 14, 2022, by and among WWS Acquisition, LLC, a Missouri limited liability company (“Purchaser”), Martin Door Holdings, Inc., a Utah corporation (the “Company”), each of the undersigned direct or indirect shareholders and Warrantholders (each a “Seller” and collectively, the “Sellers”) (provided that Scott Huntsman shall not be deemed a Seller for purposes of Article 3) of the Company and Martin Door Sellers’ Representative, LLC, a Utah limited liability company, solely in its capacity as the representative of the Sellers appointed pursuant to Section 6.11 (the “Sellers’ Representative”). Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to such terms in Article 1 hereof. The Company, Purchaser, the Sellers and the Sellers’ Representative shall be individually a “Party” and, collectively, the “Parties.”

RECITALS

A.   WHEREAS, the Sellers own collectively all of the issued and outstanding shares of capital and incentive stock of the Company and Warrants (as defined below) (collectively, the “Shares”) of the Company;

B.   WHEREAS, the Purchaser desires to purchase from the Sellers, and the Sellers desire to sell to the Purchaser the Shares, on the terms contained herein; and

C.   WHEREAS, prior to, or concurrently with, the execution of this Agreement, and as an inducement and condition of Purchaser’s willingness to enter into this Agreement, certain Key Employees of the Company have entered into, or are entering into, arrangements relating to their employment with the Company following the Closing.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

1.1 Definitions. As used in this Agreement, the following terms have the meanings set forth below.

“Accounting Principles” means (i) first, the accounting methods, policies, practices and procedures set forth on Schedule II shall be applicable, without regard to whether such methods, policies, practices and procedures are consistent with GAAP, (ii) second, to the extent not covered in the foregoing clause (i), the accounting methods, policies, practices and procedures used and applied in the preparation of the most recent Audited Financial Statements shall be applicable, but only to the extent consistent with GAAP as of the date of the applicable financial statements, and (iii) to the extent not covered in the foregoing clauses (i) and (ii), GAAP as of the date of the applicable financial statements.

“Action” means any action, charge, claim, litigation, suit (whether civil, criminal, administrative, judicial or investigative), audit, hearing, investigation, binding arbitration or mediation or proceeding, in each case commenced, brought, conducted, heard before or otherwise involving any Governmental Authority, arbitrator or mediator.

“Affiliate” of a Person means any other Person controlling, controlled by or under common control with such Person. The term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The terms “controlled,” “controlling,” and “under common control with” have meanings correlative thereto.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law).

“Business” means the business of the Company Group as currently conducted as of the date hereof.

“Business Day” shall mean any day on which commercial banks are open for business in Salt Lake City, Utah or New York, New York.

“Cash” means, with respect to the Company Group, the aggregate amount of all cash and cash equivalents (including marketable securities and short-term investments) (but only short-term, highly liquid investments that are readily convertible to known amounts of cash within 30 days); provided that Cash shall (i) exclude Restricted Cash, (ii) include the amount of any uncleared checks, wires, transfers or drafts received by the Company Group (it being understood that if any such check, wire, transfer or draft relates to an account receivable, it shall be included only to the extent there has been a reduction of accounts receivable that would have otherwise been taken into account in Working Capital), and (iii) exclude the amount of any uncleared checks wires, transfers or drafts issued by the Company Group (it being understood that if any such check, wire, transfer or draft relates to an account payable, it shall be excluded only to the extent there has been a reduction of accounts payable or accrued expenses that would have otherwise been taken into account in Working Capital); provided, further, that Cash shall exclude any insurance proceeds received or receivable by the Company Group under any insurance policy, including in connection with the damage or destruction of any asset or property. Except as otherwise expressly provided in this Agreement, including this definition, Cash shall be calculated in accordance with the Accounting Principles.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Public Law 116-136), as amended and supplemented, and any administrative or other guidance published with respect thereto by any Governmental Authority (including Internal Revenue Service Notices 2020-22 and 2020-65), or any other law (including the Consolidated

Appropriations Act, 2021 and the American Rescue Plan Act of 2021) or executive order or executive memorandum (including the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, as issued on August 8, 2020) intended to address the consequences of COVID-19 (in each case, including any comparable provisions of state, local or non-U.S. Law and including any related or similar orders or declarations from any Governmental Authority).

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and any rules or regulations promulgated thereunder.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Group” means the Company and its Subsidiaries.

“Company Organizational Documents” means the Articles of Incorporation and Bylaws of the Company, in each case as amended and restated from time to time and as currently in effect.

“Contract ” means any contract, agreement, commitment, lease, sublease, license, sublicense, subcontract, sale or purchase order, indenture, note, bond, loan, mortgage, deed of trust, instrument or any other arrangement or undertaking or arrangement of any nature, whether written or oral, including any exhibits, annexes, appendices or attachments thereto, and any amendments, modifications, supplements, extension or renewals thereto.

“Dollars” or “$,” when used in this Agreement or any other agreement or document contemplated hereby, means United States dollars unless otherwise stated.

“Enterprise Value” means One Hundred Eighty Five Million Dollars ($185,000,000).

“Environmental Laws” means all applicable federal, state, local and foreign statutes, regulations, and ordinances concerning pollution or protection of the environment, including all those relating to the generation, handling, transportation, treatment, storage, disposal, distribution, labeling, discharge, release, control, or cleanup of any hazardous materials, substances or wastes, as such of the foregoing are enacted and in effect on or prior to the Closing Date.

“Equity Interest” means (i) any share capital, partnership interest, membership interest or unit, capital stock, equity interest, voting security or other ownership interest, (ii) any other interest or participation (including phantom units or interests) that confers on a Person the right to receive a unit of the profits and losses of, or distribution of assets of, the issuing entity (including any “profits interests”), (iii) any subscription, call, warrant (including, without limitation, in the case of the Company, the Warrants), option, restricted share, restricted stock unit, stock appreciation right, performance unit, incentive unit or other commitment of any kind or character relating to, or entitling any Person to purchase or otherwise acquire any of the foregoing and (iv) any security convertible into or exercisable or exchangeable for any of the foregoing, and “equity security” shall have the same meaning as “equity interest”, and “equityholder” shall mean a holder of any Equity Interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to a Person, any other Person that, together with such first entity, would be treated as a single employer under Section 414 of the Code.

“Escrow Agent” means U.S. Bank National Association.

“Escrow Agreement” means the escrow agreement in the form attached hereto as Exhibit A.

“Excluded Arrangements” means (w) any customary employment, severance or other similar arrangements with (i) directors and officers of any member of the Company Group who are employees of any member of the Company Group or (ii) employees of any member of the Company Group (including, in each case, for avoidance of doubt, any invention or non-disclosure, restrictive covenant or similar agreements), (x) compensation for services performed by a Seller Related Party as director, officer or employee of any member of the Company Group and amounts reimbursable for routine travel and other business expenses in the ordinary course of business to the extent included as a current liability in the calculation of Final Working Capital, (y) the Transaction Documents and (z) any other arrangement set forth on Section 1.1(a) of Schedule III.

“Fraud” means an actual common law fraud in the making of the representations and warranties contained in this Agreement or any certificate delivered pursuant hereto; provided that, the existence of Fraud requires (a) an intentional false representation of material fact; (b) actual knowledge by the party making such representation and warranty that the applicable representation or warranty is false or inaccurate when made (as opposed to any fraud claim based on constructive knowledge, negligent or reckless misrepresentation or any similar theory); (c) a specific intention to induce the Party to whom such representation was made to rely thereon (or with the expectation that such other Party would rely thereon) and with the intent to induce such other Party to act or refrain from acting in reliance upon it; (d) causing that Party to actually rely upon such representation and warranty, to take or refrain from taking action; and (e) causing such Party to suffer damage by reason of such reliance or such action or inaction. “Fraud” shall not include any extra-contractual fraud, extrinsic omissions, equitable fraud, constructive fraud or fraud arising out of negligence (including gross negligence); provided that a Seller shall be liable only for its pro rata share of any Fraud by the Company (and, if such Seller had actual knowledge of any Fraud by the Company, such Seller shall be liable for 100% of such Fraud).

“Fundamental Representations” means the representations and warranties set forth in Sections 3.1 (Organization and Power) (but only the first and last sentences thereof), 3.2

(Authorization), 3.3 (Capitalization), 3.4(a) (Subsidiaries), 3.5(a) (Absence of Conflicts with Organizational Documents), 4.1 (Due Organization and Good Standing), 4.2 (Authorization of Transactions), 4.3(a)(i) (Absence of Conflicts with Organizational Documents) and 4.6 (Ownership).

“GAAP” means United States generally accepted accounting principles (as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or agencies with similar functions of comparable status and authority within the U.S. accounting profession, applicable to the circumstances).

“Governmental Authority” means any government, governmental agency, department, bureau, office, commission, regulatory or administrative authority, or instrumentality, governmental official or court of competent jurisdiction, in each case whether foreign, federal, state or local, including any political subdivision thereof.

“Governmental Licenses” means all permits, licenses, franchises, registrations, certificates, approvals and other authorizations obtained from any Governmental Authority.

“Hazardous Materials” means (a) any petroleum or petroleum products, radioactive materials, asbestos in a friable form and transformers or other equipment that contain regulated dielectric fluid containing levels of polychlorinated biphenyls (PCBs), (b) any other chemicals or substances defined as or included in the definition of “hazardous substances”, “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants,” “pollutants” or words of similar import under any applicable Environmental Law, and (c) any other chemical, material or substance which is regulated by any Environmental Law due to their deleterious characteristics.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, together with all rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to the Company Group at any date, without duplication: (i) all obligations of such Person for borrowed money (excluding any inter-company obligations for borrowed money, any trade payables, accounts payable and any other current liabilities) or in respect of loans or advances, (ii) all obligations of the Company Group evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such person in respect of letters of credit, bankers’ acceptances, surety bonds, performance bonds and similar instruments to the extent drawn (or for which the conditions for drawing have been satisfied), (iv) all obligations of the Company Group under leases that are (or are required by GAAP to be) treated as capitalized leases, (v) all obligations of the Company Group for the deferred purchase price of property, assets, goods or services, including all seller notes, holdback amounts and “earn-out” payments (which, in each case, shall be calculated assuming the maximum achievement of performance targets), other than such obligations for the property, assets or goods set forth on Section 1.1(b) of Schedule III (which sets forth, for each such property, asset or good, (x) the total purchase price, (y) the deferred purchase price and (z) the expected date of receipt by a member of the Group Company) to the extent such property, assets or goods have not been received by any member of the Company Group prior to the Closing Date and to the extent of the deferred purchase price amounts set forth on Section 1.1(b) of Schedule III, (vi) all obligations of any member of the Company Group arising under interest rate swap, currency swap, forward currency or interest rate contracts, collar arrangements, other interest rate or currency hedging arrangements and other similar agreements and derivative transactions; (vii) all Liabilities or obligations in respect of any (A) accrued but unpaid bonuses, retention payments, paid time off, severance or other termination-related payments or benefits, (B) unfunded or underfunded retirement, pension, retiree health or welfare benefits or (C) nonqualified deferred compensation arrangements (including any Liability relating to any profit sharing or phantom stock plan) (in each case, together with the employer portion of any payroll, employment or similar Taxes related thereto), (viii) all obligations in respect of deferred rent, asset retirement obligations and payables related thereto, (ix) declared but unpaid dividends (other than dividends payable by any member of the Company Group to another member of the Company Group), (x) all obligations secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of the property subject to the Lien, (xi) all Liabilities for accrued and unpaid income Taxes of such Person and its Subsidiaries (regardless of whether such Taxes are due and payable as of the Closing) with respect to all Pre-Closing Tax Periods, which amount shall not be less than $0, (xii) all Liabilities for unpaid deferred payroll Taxes under the CARES Act or any similar provision of Applicable Law (such Liabilities “Deferred Payroll Taxes”), (xiii) the aggregate amount of customer deposits of the Company Group, (xiv) all obligations in respect of accrued but unpaid Liabilities for capital expenditures, (xv) deferred revenue, (xvi) any accrued interest, breakage costs, fees, expenses, prepayment or make-whole premiums and penalties and similar charges that would be reasonably expected to arise as a result of the discharge of such Indebtedness or a change of control of any member of the Company Group or the transactions contemplated by this Agreement or any other Transaction Documents (assuming the Closing has occurred), in each case related to any of the foregoing clauses (i)-(xv), and all obligations of the type referred to in clauses (i)-(xv) above of other Persons for the payment of which any member of the Company Group is responsible or liable, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations or which is secured by a Lien (other than a Permitted Lien) on the assets of any member of the Company Group; provided, however, that “Indebtedness” shall not include (x) obligations to the extent owing from any member of the Company Group to another member of the Company Group, (y) amounts to the extent included in the calculation of the Transaction Expenses and (z) any amounts to the extent included as a current liability in the calculation of the Final Working Capital. Except as otherwise expressly provided in this Agreement, including this definition, Indebtedness shall be calculated in accordance with the Accounting Principles.

“Indemnified Taxes” means any (A) Taxes incurred by the Company or any of its Subsidiaries for a Pre-Closing Tax Period, (B) Taxes arising from a breach of any representations and warranties in Section 3.18(j), Section 3.18(k) or Section 3.18(p) (C) Liabilities of the Company or any of its Subsidiaries for the payment of any Tax by reason (i) of being or having been before the Closing a member of an affiliated, consolidated, combined or unitary group or (ii) any other arrangements a result of which the Liability of the Company or any of its Subsidiaries to a Taxing Authority is determined or taken into account with reference to the activities of any other Person, (D) Liabilities of the Company or any of its Subsidiaries for the payment of any Tax incurred by any Person for which the Company or any of its Subsidiaries is liable as a transferee or successor, or by operation of law, in each case, by reason of an event or transaction occurring before the Closing or as a result of being a party to any Tax Sharing Agreement, (E) any transfer taxes for which the Sellers are responsible under Section 6.7 or (F) any Liability of the Company or any of its Subsidiaries for any Deferred Payroll Taxes, in each case, other than any Taxes or Liability specifically reflected in the calculation of the Adjusted Purchase Price. For purposes of determining Indemnified Taxes described in clause (A) in respect of a Straddle Period, (x) in the case of any Taxes other than gross receipts, sales or use Taxes and Taxes based upon or related to income, Indemnified Taxes shall be deemed to include the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on and including the Closing Date and the denominator of which is the number of days in the entire Tax period and (y) in the case of any Tax based upon or related to income and any gross receipts, sales or use Tax, Indemnified Taxes shall be deemed to include the amount that would be payable if the relevant Tax period ended on and included the Closing Date; provided, however, that exemptions, allowances or deductions that are calculated on an annual basis shall be apportioned between the two periods on a daily basis.

“Initial Purchase Price” means (i) the Enterprise Value, plus (ii) Estimated Cash (as defined in Section 2.5(a)), minus (iii) the Transaction Expenses (to the extent not paid by the Company Group prior to the Closing), minus (iv) Indebtedness (to the extent not paid by the Company Group prior to the Closing), minus (v) the amount, if any, by which Estimated Working Capital as of the Measurement Time, as determined pursuant to Section 2.5(a), is less than the Target Working Capital, plus (vi) the amount, if any, by which Estimated Working Capital as of the Measurement Time, as determined pursuant to Section 2.5(a), is greater than the Target Working Capital.

“Intellectual Property” means any and all intellectual property and similar proprietary rights existing, now or in the future, in any jurisdiction throughout the world, including all: (i) trademarks and service marks, corporate names, trade names, logos, slogans, trade dress, and other indicia of source of origin, including all applications and registrations and the goodwill associated with the use of and symbolized by the foregoing; (ii) works of authorship, copyrights, copyrightable work and all derivative works, moral rights, renewals, extensions, reversions or restorations associated with such copyrights or works of authorship, including all applications and registrations related to the foregoing; (iii) trade secrets and confidential know-how (including customer and supplier lists, pricing and cost information, business and marketing plans and proposals, discoveries, concepts, ideas, research and development, algorithms, formulae, processes, techniques, technical data, designs, drawings and specifications); (iv) patents (including utility and design patents) and patent applications, invention disclosures, reissuances, divisionals, continuations-in-part, revisions, and reexaminations, and inventions (whether patentable and whether or not reduced to practice); (v) internet domain name registrations; (vi) social media accounts, social media handles, hashtags and websites; (vii) intellectual property rights in software (including source code, executable code, data and databases) and (vii) other intellectual property and related proprietary rights, interests and protections.

“Invention Assignment Agreement” means a Contract pursuant to which Robert Scott assigns any and all rights and interests he may have in any Owned Intellectual Property, Leased Intellectual Property or other Intellectual Property developed, prior to or after the Closing, in connection with his employment at the Company.

“Key Employees” means the employees of the Company Group identified on Section 1.1(c) of Schedule III.

“Knowledge” means (i) in the case of Purchaser, the actual awareness of such fact or matter of the chief executive officer and president or chief financial officer (or persons serving in similar capacities) of such Person, assuming reasonable inquiry of such Person’s direct reports (or the awareness that would result from such reasonable inquiry), (ii) in the case of the Company, the actual awareness of such fact or matter of Scott Huntsman, Cari Black, Michael Albert, Robert Scott and Shawn Murphy, assuming reasonable inquiry of such Person’s direct reports (or the awareness that would result from such reasonable inquiry), and (iii) in the case of a Seller, the actual awareness of such fact or matter of the chief executive officer and president or chief financial officer (or persons serving in similar capacities) of such Seller, assuming reasonable inquiry (or the awareness that would result from such reasonable inquiry).

“Leased Real Property” means all of the right, title and interest of the Company Group under all written leases, subleases, licenses, concessions and other agreements, pursuant to which any member of the Company Group holds a leasehold or sub-leasehold estate in, or is granted the right to use or occupy, any land, buildings, improvements, fixtures or other interest in real property which is used in the operation of the Business.

“Liability” or “liability” means any liability or obligation of such Person of any kind or nature whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated, unliquidated or otherwise and whether due or to become due, and regardless of when or by whom asserted.

“Licensed Intellectual Property” means any and all Intellectual Property owned by a third party and licensed or sublicensed (or purported to be licensed or sublicensed) to any member of the Company Group, or under which any member of the Company Group obtains a covenant not to be sued.

“Liens” means any mortgage, pledge, deed of trust, hypothecation, debenture, security interest, assignment, encumbrance, lien, easement, lease or sublease, license or sublicense, charge, claim, option, power of sale, right of first refusal or offer, non-disposal undertaking, adverse claim of any kind or other similar encumbrances or restrictions.

“Losses” means, without duplication, losses, damages, liabilities, deficiencies, actions, claims, Taxes, judgments, interest, awards, amounts paid in settlement, penalties, fines,

forfeitures, costs, fees or expenses, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder; provided, however, that “Losses” shall not include punitive damages, except to the extent that punitive damages were actually awarded to a Governmental Authority or other third party. For avoidance of doubt, Losses shall be calculated to avoid any double recovery with respect to any such Losses to the extent accounted for in the computation of the Adjusted Purchase Price.

“Material Adverse Effect” means any event, circumstance, change, occurrence or effect (collectively, “Events ”) that, individually or in the aggregate, has or would reasonably be expected to have a material and adverse effect upon (x) the business, assets, liabilities, financial condition or operating results of the Company Group, taken as a whole or (y) the ability of any of the Sellers or the Company Group to timely perform any of their respective obligations under, or consummate the transactions contemplated by, this Agreement; provided, however, that solely with respect to the foregoing clause (x), the determination of whether there has been a Material Adverse Effect shall disregard Events to the extent arising from or relating to (i) general business, industry or economic conditions, including such conditions related to the Business to the extent they do not have a disproportionate impact on the Company Group when compared to other similarly situated businesses, (ii) the effect of any change that generally affects any industry in which any member of the Company Group operates to the extent it does not have a disproportionate impact on the Company Group when compared to other similarly situated businesses, (iii) any failure by any member of the Company Group to meet its internal financial projections, estimates or budgets (it being understood that the underlying facts, basis or circumstances giving rise to such failure shall be taken into account in determining whether there has or would reasonably be expected to have been a Material Adverse Effect), (iv) national or international political or social conditions, including the engagement by the United States or any other country or group in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any other country, or any of their respective territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States or any other country or group, in each case to the extent it does not have a disproportionate impact on the Company Group when compared to other similarly situated businesses, (v) changes in GAAP to the extent they do not have a disproportionate impact on the Company Group when compared to other similarly situated businesses, (vi) changes in the financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index) to the extent they do not have a disproportionate impact on the Company Group when compared to other similarly situated businesses, (vii) changes in law, rules, regulations, orders or other binding directives issued by any governmental entity to the extent they do not have a disproportionate impact on the Company Group when compared to other similarly situated businesses, (viii) any “act of God,” including, but not limited to, weather, natural disasters, pandemics, epidemics, wildfires and earthquakes, in each case to the extent it does not have a disproportionate impact on the Company Group when compared to other similarly situated businesses, (ix) any action taken by Purchaser or its Affiliates or any omission by Purchaser or its Affiliates of any action (other than actions or omissions that are required to be taken by the terms of this Agreement or the other Transaction Documents; provided that this clause (ix) shall not apply to the representations and warranties (or related conditions) of the Company and the Sellers that, by their terms, specifically address the consequences arising out of the execution, delivery or performance of this Agreement), (x) any action taken by any member of the Company Group or any omission to act by any member of the Company Group, in each case, that is required by the terms of this Agreement or was otherwise taken (or not taken) with the prior written consent of or at the prior written request of Purchaser or any of its Affiliates; provided that this clause (x) shall not apply to the representations and warranties (or related conditions) of the Company and the Sellers that, by their terms, specifically address the consequences arising out of the execution, delivery or performance of this Agreement or (xi) changes resulting from the announcement or pendency of this Agreement or the transactions contemplated hereunder; provided that this clause (xi) shall not apply to the representations and warranties (or related conditions) of the Company and the Sellers that, by their terms, specifically address the consequences arising out of the execution, delivery or performance of this Agreement.

“Measurement Time” means 11:59 pm Mountain Time on the Closing Date.

“Owned Intellectual Property” means any and all Intellectual Property owned (or purported to be owned) by any member of the Company Group.

“Permitted Liens” means (i) cashiers’, landlords’, mechanics’, materialmens’, carriers’, workmens’, repairmens’, contractors’, processors’, maritime, consignees’, warehousemens’ and other like Liens arising or incurred in the ordinary course of business and for amounts which are not due and payable, (ii) with respect to Leased Real Property, easements, covenants, conditions, rights-of-way, restrictions and other similar charges and encumbrances of record, individually or in the aggregate, interfering materially with the ordinary conduct of the Business or present or intended use or detracting materially from the use, occupancy, value or marketability of title of the assets subject thereto, (iii) Liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith by appropriate proceedings and for which adequate reserves have been established on the Financial Statements in accordance with GAAP, (iv) ordinary course pledges or deposits under workers’ compensation legislation, unemployment insurance or similar applicable laws, (v) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business, (vi) customary rights of set-off, revocation, refund or chargeback arising under commercial contracts in the ordinary course of business, (vii) Liens granted to any lender at the Closing in connection with any financing by Purchaser of the transactions contemplated hereby and (viii) Liens, if any, arising pursuant to the express terms of Section 4 (Series A Redemption Rights) of the Company’s articles of incorporation.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or Governmental Authority.

“Pre-Closing Tax Period” means all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date of any Straddle Period.

“Privacy Requirements” means, collectively, all of the following to the extent relating to the use, collection, storage, disclosure, transfer, processing and protection of any personal, personally identifiable, or sensitive personal information (including credit card information) or data (such information, “Personal Information”) or otherwise relating to privacy, security or security breach notification: (i) rules, policies and procedures (whether physical or technical in nature, or otherwise) of the Company Group; (ii) applicable laws; (iii) the Payment Card Industry (PCI) Data Security Standards (DSS) and any industry standards applicable to the industry in which the members of the Company Group operate; and (iv) contracts which members of the Company Group have entered into or by which they are otherwise bound.

“R&W Insurance Policy” means that certain buy-side Representation and Warranty Insurance Policy, in the form attached hereto as Exhibit B.

“Related Party” means (a) any Seller, (b) any current or former officer or director of any member of the Company Group, (c) any member, equityholder or partner of any member of the Company Group, including the Sellers, and if any such Person is a trust, the trustee and all of the beneficiaries thereof and (d) any Affiliate (other than a member of the Company Group) or “associate” or any member of the “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Securities Exchange Act of 1934, as amended) of any of the foregoing. Notwithstanding the forgoing, however, no Person shall be deemed a “Related Party” solely by reason of being a non-managing investor member of Black Oak Martin Door Senior Debt, LLC or Black Oak Martin Door Senior Debt II, LLC (or an Affiliate, associate, or member of the immediate family of such Person).

“Release ” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing or dumping into the indoor or outdoor environment.

“Representative Expense Fund Amount” means $5,000,000.

“Representative Expense Funds” means the funds maintained from time to time in an account established by the Sellers’ Representative to be disbursed and released in accordance with the terms and conditions of this Agreement and the Escrow Agreement.

“Restricted Cash” means any (i) restricted balances (including security deposits, bond guarantees, collateral reserve accounts, amounts held in escrow and deposits or other amounts related to work or service not yet performed) and (ii) amounts that are not freely usable, distributable or transferrable or that are subject to any restrictions on repatriation (including as a result of Taxes imposed as a result of any use, distribution or transfer).

“Seller Related Parties” means, collectively, the Sellers, the Sellers’ Representative, any Affiliate of any Seller or the Sellers’ Representative and each of their respective directors, managers, officers, equityholders, advisors and representatives. Notwithstanding the forgoing, however, no Person shall be deemed a “Seller Related Party” solely by reason of being a non-managing investor member of Black Oak Martin Door Senior

Debt, LLC or Black Oak Martin Door Senior Debt II, LLC (or director, manager, officer, equityholder, advisor or representative of such Person).

“Service Provider” means, as of any relevant time, any director, officer, employee or individual independent contractor or consultant or other individual service provider of a member of the Company Group or the Business.

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Subsidiary” means, with respect to any Person, any partnership, limited liability company, corporation or other business entity of which (i) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.

“Target Working Capital” means Eleven Million Seven Hundred Thousand Dollars ($11,700,000).

“Tax” means any foreign, federal, state or local income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, escheat, occupation, premium, windfall profit, environmental, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding or other tax, charge, assessment or fee in the nature of a tax, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing.

“Tax Return ” means any return, statement, schedule, declaration, report, claim for refund, information return or other document (including any related or supporting schedule, statement or information and including any amendment thereof) filed or required to be filed in connection with the determination, assessment or collection of any Tax of any party or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Tax Sharing Agreement” means any Contract (whether or not written) entered into prior to the Closing binding any of the Company and its Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax Liability or benefit, or the transfer or assignment of income, revenues, receipts or gains for the purpose of determining any Person’s Tax Liability (other than any ordinary course commercial agreement the principal purpose of which is not related to tax).

“Taxing Authority” shall mean any Governmental Authority having jurisdiction over the assessment, determination, collection or other imposition of any Tax.

“Transaction Documents” means this Agreement, the Escrow Agreement, and each other Contract to be entered into and delivered by or on behalf of any Party pursuant to or in connection with this Agreement.

“Transaction Expenses” means, collectively, (i) the aggregate amount of any costs, fees, commissions or expenses incurred by or on behalf of, or payable by, any member of the Company Group and/or the Sellers (including those that become due or payable on or after Closing pursuant to Contracts in effect at or prior to Closing) in connection with the preparation, negotiation and execution of this Agreement, any other Transaction Document and/or the consummation of any of the transactions contemplated by this Agreement, the disclosure documents or other documents contemplated hereby or thereby or any alternative sale process (or strategic review process) with respect to the Company Group, whether or not accrued and whether billed or payable prior to, on or after the Closing, including (x) the costs, fees and expenses of any broker, investment banker, financial or transaction advisor, data room administrator, tax preparer or payroll administrator and any legal, accounting, tax and consulting fees and expenses, in each case solely to the extent not paid or otherwise fully satisfied prior to the Closing (including, for the avoidance of doubt, any costs, fees and expenses incurred in connection with remediating those matters set forth on Section 3.18 of Schedule III), (y) any bonus, incentive, transaction, severance, stay, retention, sale or change of control payment or phantom stock or similar payment (including those set forth on Section 3.3 of Schedule III) made or required to be made to any current or former Service Provider as a result of, or in connection with, this Agreement and the transactions contemplated hereby and the employer portion of any payroll, employment or similar Taxes attributable thereto and (z) any amounts incurred or owing by any member of the Company Group under, and any fees, costs, expenses and other Liabilities incurred (or that would be incurred or made) by any member of the Company Group as a result of the settlement or termination of, any Related Party Contract (other than any Related Party Contract which is not required to be terminated in connection with the transactions contemplated hereby as set forth on Section 3.21 of Schedule III), in each case solely to the extent not paid or otherwise satisfied prior to the Closing and (ii) 50% of the Taxes contemplated by Section 6.7, in each case to the extent not paid prior to the Closing. Transaction Expenses shall include any amounts that arise as a result of the payment of any amounts following the Closing, and any such post-Closing payments shall be payable net of any such Transaction Expenses.

“Warrantholders” means SMH Nevada Trust.

“Warrants” means the warrants to purchase Class A Preferred Shares of the Company issued to the Warrantholders, in each case in the quantity set forth on Schedule I.

“Working Capital” means the current assets of the Company Group (excluding, to the extent included in current assets, Cash, Restricted Cash, income and deferred Tax assets, any amounts recovered or recoverable under any insurance policies (including in connection with the damage or destruction of any property or asset) and amounts receivable under Related Party

Contract or other arrangements with Related Parties) minus the current liabilities of the Company Group (excluding, to the extent included in current liabilities), the current portion of Indebtedness, and excluding income and deferred Tax liabilities, all on a consolidated basis and calculated in accordance with the Accounting Principles. For the avoidance of doubt, Working Capital shall not include any item that is included in the definitions of Restricted Cash, Indebtedness or Transaction Expenses.

“Working Capital Escrow Amount” means cash in the amount of $2,250,000.

“Working Capital Escrow Fund” means the Working Capital Escrow Amount deposited into escrow pursuant to the Escrow Agreement.

1.2 Cross References. Each of the following terms shall have the meaning specified in the Section of this Agreement set forth opposite such term:

Term	Section
Actual Cash	2.5(b)
Actual Indebtedness	2.5(b)
Actual Transaction Expenses	2.5(b)
Actual Working Capital	2.5(b)
Adjusted Purchase Price	2.5(d)(i)
Agreement	Preamble
Applicable Percentages	2.5(c)(iii)
Audited Financial Statements	3.6(a)
Closing	2.3(a)
Closing Date	2.3(a)
Company	Preamble
Company Standard T&C’s	3.23
Computer Systems	3.11(d)

Term	Section
Confidential Information	6.3(b)
Continuing Employees	6.14
Data Room	2.3(c)(xii)
D&O Beneficiary	6.8(b)
D&O Claim	6.8(b)
D&O Insurance	6.8(b)
Deal Communications	7.13(b)
Disclosure Schedule	6.12
Dispute Notice	2.5(c)(ii)
Employee Pension Plans	3.17(a)
Employee Plans	3.17(a)
Employee Welfare Plans	3.17(a)
Environmental Permits	3.20(a)(iii)
Estimated Cash	2.5(a)
Estimated Closing Statement	2.5(a)
Estimated Indebtedness	2.5(a)
Estimated Transaction Expenses	2.5(a)
Estimated Working Capital	2.5(a)
Events	1.1
Excluded Benefits	6.14
Final Cash	2.5(c)(i)-(iii)

Term	Section
Final Indebtedness	2.5(c)(i)-(iii)
Final Transaction Expenses	2.5(c)(i)-(iii)
Final Working Capital	2.5(c)(i)-(iii)
Financial Statements	3.6
Independent Accountant	2.5(c)(ii)
Interim Balance Sheet	3.6(b)
Interim Financial Statements	3.6(b)
Law or Laws	3.15
Material Contract	3.10(a)
Multiemployer Plan	3.17(c)
Other Plans	3.17(a)
Payoff Amount	2.4(a)
Payoff Letters	2.4(a)
Privileged Deal Communications	7.13(b)
Purchaser	Preamble
Purchaser Group	6.1(b)
Purchaser Released Claims	6.10(a)
Purchaser Released Parties	6.10(b)
Real Property Lease	3.8(a)
Registered Intellectual Property	3.11(a)
Related Party Contract	3.21(a)
Released Claims	6.10

Term	Section
Repaid Indebtedness	2.4(a)
Schedule	6.12
Securities Act	5.10
Seller Parties	7.13(a)
Seller Released Claims	6.10(b)
Seller Released Parties	6.10(a)
Sellers	7.13(a)
Sellers’ Representative	Preamble
Shares	Preamble
Solvent	5.11
Top Counterparties	3.10(a)(i)
Waived Payments	6.15(a)(i)
WARN Act	3.16(c)

ARTICLE 2

PURCHASE AND SALE OF SHARES

2.1  Purchase and Sale of Shares.

(a) Upon the terms and subject to the conditions set forth herein and on the basis of the representations, warranties, covenants and agreements contained herein, each of the Sellers hereby sells, transfers, assigns and delivers to Purchaser, and Purchaser hereby purchases from the Sellers, all of the Shares, free and clear of all Liens (other than any generally applicable restrictions under the Securities Act and state securities laws or Liens created by or resulting from actions of Purchaser), for the consideration set forth in Section 2.2.

2.2  Purchase Price.

(a) The aggregate purchase price to be paid by Purchaser to the Sellers for the Shares shall be an amount equal to the Initial Purchase Price as adjusted pursuant to Section 2.5.

(b) At the Closing, Purchaser shall pay, or cause to be paid, the Initial Purchase Price (less the Working Capital Escrow Amount and the Representative Expense Fund Amount) by wire transfer of immediately available funds to the Sellers, respectively in accordance with the Proceeds Allocation Schedule attached hereto as Schedule I to an account (or accounts) designated by each Seller in writing at least two Business Days prior to the Closing Date. Notwithstanding anything to the contrary in this Agreement or any investigation or examination conducted, or any knowledge possessed or acquired, by or on behalf of Purchaser or any of its Affiliates, (i) Purchaser is entitled to rely on the Proceeds Allocation Schedule and any instructions or allocations provided by the Sellers’ Representative in making any payment or disbursement to or on behalf of the Sellers pursuant to this Agreement and (ii) in no event shall Purchaser, any of its Affiliates or the Company Group have any Liability to any Person (including the Sellers’ Representative and each of the Sellers) for the payment or disbursement in accordance with the Proceeds Allocation Schedule or any instructions or allocations provided by the Sellers’ Representative.

(c) At the Closing, Purchaser shall deposit the Working Capital Escrow Amount with the Escrow Agent. The Working Capital Escrow Amount shall be released in accordance with the terms of this Agreement and the Escrow Agreement. The Working Capital Escrow Amount will be available to satisfy any amounts owed by the Sellers to Purchaser pursuant to Section 2.5(d) in accordance with the terms of this Agreement and the Escrow Agreement.

(d) At the Closing, Purchaser shall pay, or cause to be paid, the Sellers’ Representative, by wire transfer of immediately available funds, the Representative Expense

Fund Amount to an account (or accounts) designated by the Sellers’ Representative in writing at least two Business Days prior to the Closing Date.

(e) Notwithstanding anything to the contrary contained in this Agreement, Purchaser, Company, and any other applicable withholding agent shall be entitled to deduct and withhold from any payments made pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code or any applicable provision of state, local or non-United States Tax law. Such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Except (x) in the case that the Company fails to provide the affidavit described in Section 2.3(c)(v), (y) in the case that the applicable recipient fails to provide a properly completed Internal Revenue Service Form W-9 or applicable Internal Revenue Service Form W-8 (or otherwise establish an exemption from backup withholding) or (z) in the case of amounts treated as compensation, the applicable payor shall use commercially reasonable efforts to provide the Sellers’ Representative with a written notice of such payor’s intention to withhold at least five (5) Business Days indicating the (i) amount to be withheld or deducted with respect to each Person from which any amount is to be withheld or deducted and (ii) the relevant provisions of the Code (or other applicable Law) requiring such withholding or deduction, and prior to any such withholding, both the applicable payor and applicable payee shall use commercially reasonable efforts to minimize any such Taxes.

2.3  Closing Transactions.

(a) Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely by the electronic exchange of signatures and documents on the date hereof. The date of the Closing is referred to herein as the “Closing Date.”

(b) Closing Deliveries of Purchaser. Subject to the conditions set forth in this Agreement, at or prior to the Closing:

(i) Purchaser shall have duly executed and delivered to the Sellers’ Representative a counterpart of this Agreement;

(ii) Purchaser shall deliver (A) the Initial Purchase Price (less the Working Capital Escrow Amount and the Representative Expense Fund Amount) to the Sellers pursuant to Section 2.2(b) , (B) the Working Capital Escrow Amount to the Escrow Agent, pursuant to Section 2.2(c) and (C) the Representative Expense Fund Amount to the Sellers’ Representative pursuant to Section 2.2(d);

(iii) Purchaser shall pay, or cause to be paid, to third parties, by wire transfer of immediately available funds, the amount of funds due and owing from the Sellers and/or the Company Group to such third parties as Transaction Expenses, as directed by the Sellers’ Representative or the Company Group;

(iv) Purchaser shall repay, or cause to be repaid, on behalf of the Company Group, the Repaid Indebtedness pursuant to Section 2.2(c);

(v) Purchaser and Escrow Agent shall have duly executed and delivered to the Sellers’ Representative a counterpart of the Escrow Agreement;

(vi) Purchaser shall deliver to Sellers’ Representative evidence that the R&W Insurance Policy has been obtained and bound as of the Closing Date; and

(vii) Purchaser shall have delivered to the Sellers’ Representative a certified copy of the resolutions duly adopted by the sole member of Purchaser authorizing the execution, delivery and performance of this Agreement, the other agreements contemplated hereby and the consummation of all transactions contemplated hereby and thereby.

(c) Closing Deliveries of Sellers, Sellers’ Representative and the Company. Subject to the conditions set forth in this Agreement, at or prior to the Closing:

(i) Sellers shall have duly executed and delivered to Purchaser a counterpart of this Agreement;

(ii) Sellers’ Representative shall have duly executed and delivered to Purchaser a counterpart of the Escrow Agreement;

(iii) the Company shall have delivered to Purchaser fully-executed copies of employment agreements or offer letters between the Company and each Key Employee, each in a form satisfactory to Purchaser;

(iv) the Company shall have delivered to Purchaser a fully-executed copy of the Invention Assignment Agreement, in a form satisfactory to Purchaser;

(v) the Company shall have delivered to Purchaser (i) an affidavit, under penalty of perjury, stating that the Company is not and has not been a United States real property holding corporation, dated as of the Closing Date and in form and substance required under Treasury Regulation Sections 1.897-2(h) and 1.1445-2(b)(3) and (ii) documentation in form and substance satisfactory to Purchaser for mailing to the Internal Revenue Service in satisfaction of the requirements of Treasury Regulation Section 1.897-2(h)(2);

(vi) Sellers shall duly execute and deliver to Purchaser duly executed stock powers and warrant assignments from each Seller, as appropriate, in form and substance reasonably satisfactory to Purchaser, effecting the transfer of the Shares;

(vii) The Company shall deliver to Purchaser a certificate of existence of each member of the Company Group, issued by the Utah Department of Commerce no more than 10 days prior to the Closing Date;

(viii) Each Seller shall have delivered to Purchaser a duly completed and properly executed Internal Revenue Service Form W-9 or W-8, as applicable, from each Seller; provided that, if Purchaser has not received a properly executed Internal Revenue Service Form W-9 or W-8, as applicable, with respect to a Seller, Purchaser may waive this Section 2.3(c)(viii) with respect to such Seller and withhold to the extent required by applicable law;

(ix) Company shall have delivered to Purchaser a certified copy of the action by written consent of the board of directors of the Company authorizing the execution, delivery and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby;

(x) The Company shall have delivered to Purchaser an amendment to the Real Property Lease, substantially in the form attached hereto as Exhibit D;

(xi) Except with respect to the Excluded Arrangements, the Company shall have delivered to Purchaser written evidence reasonably satisfactory to Purchaser that (a) all account balances owed from any member of the Company Group to any Seller or any Seller Related Party have been fully paid, settled or discharged and (b) (i) all Contracts listed on Section 2.3(c)(xi) of Schedule III and (ii) all other Contracts between or among any member of the Company Group, on the one hand, and any Related Party, on the other hand, in each case of clauses (i) and (ii), have been terminated without any continuing direct or indirect Liability of any member of the Company Group thereunder;

(xii) The Company shall have delivered to Purchaser five (5) USB drives, each containing a complete copy of the “virtual data room” for “Project Martian” hosted by Datasite (the “Data Room”) reflecting the contents of such data room as of the execution of this Agreement; and

(xiii) Sellers shall have delivered to Purchaser all share certificates in respect of any of the Shares and outstanding Warrants.

2.4  Repaid Indebtedness; Sellers’ Transaction Expenses.

(a) Upon the Closing, all Indebtedness for borrowed money of the Company Group as of the Closing listed on Section 2.4(a) of Schedule III (to the extent not paid by the Company Group prior to Closing) (the “Repaid Indebtedness”), will be fully repaid and such repayment will be funded by Purchaser (to the extent such amounts are included in the calculation of Estimated Indebtedness). In order to facilitate such repayment, prior to the Closing, the Company Group shall obtain payoff letters, in form and substance reasonably acceptable to Purchaser, from the applicable obligee for all Repaid Indebtedness (the “Payoff Letters”), which shall (i) state the total amount (the “Payoff Amount”) required to satisfy the aggregate principal amount, all accrued but unpaid interest and other prepayment penalties, premiums or other obligations constituting the Repaid Indebtedness, (ii) contain per diem interest and wire transfer instructions and (iii) state that the definitive documentation governing such Repaid Indebtedness and all encumbrances, guaranties, security interests, collateral and agreements to subordinate in connection therewith relating to the assets and properties of the applicable member of the Company Group securing such obligations thereunder shall be, upon the payment of the Payoff Amount, released and terminated.

(b) Upon the Closing, all of the Transaction Expenses listed on Section 2.4(b) of Schedule III (to the extent not paid by the Company Group prior to the Closing) will be fully paid, and such payment will be funded by Purchaser (to the extent such amounts are included in the calculation of Estimated Transaction Expenses). Subject to the satisfaction of the Company Group’s conditions, covenants and obligations to be satisfied prior to the Closing, in connection with the Closing, Purchaser shall make payment of the Transaction Expenses (to the extent not paid by the Company Group prior to the Closing) on the Closing Date in order to discharge the amounts payable thereunder.

2.5  Closing Adjustment.

(a) Determination of Closing Adjustment. Prior to the Closing, the Company shall have provided Purchaser a statement (the “Estimated Closing Statement”) with its good faith estimates of (together with reasonably detailed supporting documentation therefor, including, without limitation, the invoices evidencing Estimated Transaction Expenses, Payoff Letters in respect of any Estimated Indebtedness that is Repaid Indebtedness): (i) Working Capital as of the Measurement Time (“Estimated Working Capital”), (ii) the aggregate amount of all Cash as of the Measurement Time (plus any Cash that was used to pay any Repaid Indebtedness pursuant to Section 2.4(a) at the Closing) (“Estimated Cash”), (iii) the aggregate amount of all Indebtedness as of the Measurement Time (plus any Indebtedness to be repaid at or in connection with the Closing) (“Estimated Indebtedness”) and (iv) the aggregate amount of all Transaction Expenses (“Estimated Transaction Expenses ”), and the Company’s calculation of the Initial Purchase Price resulting from the calculation of such estimates, in each case calculated in accordance with the definitions set forth in this Agreement. The Estimated Closing Statement shall be prepared, and the amount of Cash, Indebtedness, Transaction Expenses, and Working Capital as of the Measurement Time shall be determined, in a manner consistent with terms and definitions in this Agreement. After the delivery of the Estimated Closing Statement, Purchaser and its accountants shall be permitted reasonable access during normal business hours, upon reasonable advanced notice in writing and under reasonable circumstances (which shall include remote access), on a confidential basis, to review the Company Group’s books and records and work papers (in each case, subject to the execution of customary work paper access letters if requested) related to the preparation of the Estimated Closing Statement. The Company shall consider Purchaser’s comments to the Estimated Closing Statement in good faith.

(b) Determination of Post-Closing Adjustment. No later than ninety (90) days following the Closing, Purchaser shall deliver to the Sellers’ Representative Purchaser’s good faith calculations of: (i) the actual Working Capital as of the Measurement Time (“Actual Working Capital”) (prepared in accordance with the Working Capital Schedule attached hereto as Schedule II), (ii) the actual Cash of the Company Group as of the Measurement Time (plus any Cash that was used to pay any Repaid Indebtedness pursuant to Section 2.4(a) at the Closing) (“Actual Cash”), (iii) the actual Indebtedness of the Company Group as of the

Measurement Time (plus any Indebtedness that was repaid at or in connection with the Closing) (“Actual Indebtedness”) and (iv) the actual Transaction Expenses (“Actual Transaction Expenses”).

(c)  Disputed Final Adjustment.

(i) No later than thirty (30) days following the delivery by Purchaser of the calculation of Actual Working Capital, Actual Cash, Actual Indebtedness and Actual Transaction Expenses, the Sellers’ Representative shall notify Purchaser in writing whether it accepts or disputes the accuracy of the calculation of Actual Working Capital, Actual Cash, Actual Indebtedness and Actual Transaction Expenses. During such thirty (30) day period, subject to subparts (ii) and (iii) contained in the second sentence in Section 6.13, the Sellers’ Representative and its agents shall be provided with prompt access (time being of the essence) to the financial books and records of the Company Group as well as any relevant work papers (in each case subject to execution of customary work paper access letters if requested) as the Sellers’ Representative may reasonably request to enable it to evaluate the calculations of Actual Working Capital, Actual Cash, Actual Indebtedness and Actual Transaction Expenses prepared by Purchaser. If the Sellers’ Representative accepts the calculation of Actual Working Capital, Actual Cash, Actual Indebtedness and Actual Transaction Expenses determined pursuant to Section 2.5(b), or if the Sellers’ Representative fails within such thirty (30) day period to notify Purchaser of any dispute with respect thereto, then the calculation of Actual Working Capital determined pursuant to Section 2.5(b) shall be the “Final Working Capital,” the calculation of Actual Cash determined pursuant to Section 2.5(b) shall be the “Final Cash,” the calculation of Actual Indebtedness determined pursuant to Section 2.5(b) shall be the “Final Indebtedness,” the calculation of Actual Transaction Expenses determined pursuant to Section 2.5(b) shall be the “Final Transaction Expenses,” which, in each case, shall be deemed final and conclusive and binding upon all Parties in all respects for purposes of this Section 2.5.

(ii) If the Sellers’ Representative disputes the accuracy of the calculation of Actual Working Capital, Actual Cash, Actual Indebtedness or Actual Transaction Expenses, the Sellers’ Representative shall provide written notice to Purchaser no later than thirty (30) days following the delivery by Purchaser to the Sellers’ Representative of the calculation of Actual Working Capital, Actual Cash, Actual Indebtedness or Actual Transaction Expenses (the “Dispute Notice”), setting forth in reasonable detail those items that the Sellers’ Representative disputes and the Sellers’ Representative’s alternative calculation of each such item. Only the Sellers’ Representative may deliver the Dispute Notice and the Sellers’ Representative shall only have the right to submit one Dispute Notice. During the thirty (30)-day period following delivery of the Dispute Notice, Purchaser and the Sellers’ Representative shall negotiate in good faith with a view to resolving their disagreements over the disputed items. During such thirty (30) day period and until the final determination of Actual Working Capital, Actual Cash, Actual Indebtedness and/or Actual Transaction Expenses, in accordance with this Section 2.5(c)(ii) or Section 2.5(c)(iii), as the case may be (as so determined, or as determined pursuant to Section 2.5(c)(i) above, “Final Working Capital,” “Final Cash,” “Final Indebtedness,” and “Final Transaction Expenses,”, respectively), the Sellers’ Representative and its agents shall be provided with prompt access (time being of the essence) to the financial books and records of the Company Group as each such Person may reasonably request to enable it to address all matters set forth in any Dispute Notice. If the Parties resolve their differences over the disputed items in accordance with the foregoing procedure, Final Working Capital, Final Cash, Final Indebtedness and/or Final Transaction Expenses shall be the amounts agreed upon by them. If the Parties fail to resolve their differences over any of the disputed items within such thirty (30) day period, then Purchaser and the Sellers’ Representative shall forthwith jointly request that a nationally recognized independent public accounting firm as shall be mutually agreed by Purchaser and the Sellers’ Representative (the “Independent Accountant”) make a binding determination as to the remaining disputed items in accordance with this Agreement.

(iii) Each of Purchaser and the Sellers’ Representative shall (x) enter into a customary engagement letter with the Independent Accountant at the time such remaining disputed items are submitted to the Independent Accountant and otherwise cooperate with the Independent Accountant, (y) be entitled to submit (with a copy to the other party) to the Independent Accountant such documents and materials and to make such presentations and arguments as such Party shall deem necessary or appropriate and (z) subject to customary confidentiality and indemnity agreements, provide the Independent Accountant with access to its respective books, records, relevant personnel and representatives and such other information as the Independent Accountant may require in order to render its determination; provided that neither Party shall have any ex parte communications with the Independent Accountant in connection herewith. The Independent Accountant (acting as an expert and not an arbitrator) will, under the terms of its engagement, be instructed to render its written decision with respect to the disputed items (and only with respect to any unresolved disputed items set forth in the Dispute Notice) within (30) days from the date of referral and no more than ten (10) Business Days from the final submission of information and testimony by Purchaser and the Sellers’ Representative. The final calculation of Actual Working Capital, Actual Cash, Actual Indebtedness and/or Actual Transaction Expenses shall be based solely on the resolution of such remaining disputed items. The Independent Accountant shall review such submissions and base its determination solely on such submissions. In resolving any disputed item, the Independent Accountant shall be bound by the terms of this Agreement, including the definitions of Cash, Indebtedness, Transaction Expenses and Working Capital, and may not assign a value to any item greater than the maximum value for such item claimed by either party or less than the minimum value for such item claimed by either party. Except in the case of fraud or manifest error, the decision of the Independent Accountant shall be deemed final and binding upon the Parties and enforceable by any court of competent jurisdiction and the Independent Accountant’s final calculation of Actual Working Capital shall be deemed the “Final Working Capital,” the Independent Accountant’s final calculation of Actual Cash shall be deemed the “Final Cash,” the Independent Accountant’s final calculation of Actual Indebtedness shall be deemed the “Final Indebtedness” and/or the Independent Accountant’s final calculation of Actual Transaction Expenses shall be deemed the “Final Transaction Expenses”. The fees and expenses of the Independent Accountant shall be allocated to be paid by Purchaser, on the one hand, and the Sellers (with such amount to be deducted from the amount of the Working Capital Escrow Fund payable to the Sellers, if applicable), severally and not jointly in proportion to the portion of the Adjusted Purchase Price received by the Sellers respectively (the “Applicable Percentages”), on the other hand, based upon the percentage that the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party (or, in the case of Sellers, the Sellers’ Representative) as determined by the Independent Accountant. For example, if the Adjusted Purchase Price, as calculated using the Sellers’ Representative’s calculations of the remaining disputed items, is $1,000 greater than the Adjusted Purchase Price as calculated using Purchaser’s calculations of the remaining disputed items, and if the Independent Accountant ultimately resolves the dispute by awarding Sellers $600 of the $1,000 contested, then the fees, costs and expenses of the Independent Accountant shall be allocated 60% (i.e., 600 ÷ 1,000) to Purchaser and 40% (i.e., 400 ÷ 1,000) to Sellers.

(d) Payment following Calculation of Final Working Capital, Final Cash, Final Indebtedness and Final Transaction Expenses.

(i) Following the determination of the Final Working Capital, the Final Cash, the Final Indebtedness and the Final Transaction Expenses pursuant to Section 2.5(c), the Initial Purchase Price shall be recalculated (such recalculation, the “Adjusted Purchase Price”) by substituting the Final Working Capital for the Estimated Working Capital in Section 2.5(a), the Final Cash for the Estimated Cash in Section 2.5(a), the Final Indebtedness for the Estimated Indebtedness in Section 2.5(a) and the Final Transaction Expenses for the Estimated Transaction Expenses in Section 2.5(a) and if (A) the Adjusted Purchase Price is greater than the Initial Purchase Price, then (1) Purchaser shall pay, or cause to be paid, to the Sellers’ Representative the amount of such difference (provided that such amount paid pursuant to this clause (A)(1) shall not exceed the amount of the Working Capital Escrow Fund) by wire transfer of immediately available funds within two (2) Business Days after such determination and (2) the funds in the Working Capital Escrow Fund shall be released and paid to the Sellers’ Representative, (B) the Adjusted Purchase Price is less than the Initial Purchase Price, then (1) such difference shall be paid from the Working Capital Escrow Fund to Purchaser (provided that such amount paid pursuant to this clause (B)(1) shall not exceed the amount of the Working Capital Escrow Fund) and (2) the funds remaining (if any) in the Working Capital Escrow Fund, after giving effect to clause (B)(1), shall be released to the Sellers’ Representative; or (C) the Adjusted Purchase Price is equal to the Initial Purchase Price, the entire amount of the Working Capital Escrow Fund shall be released to the Sellers’ Representative. If any amounts are paid or released to the Sellers’ Representative pursuant to this Section 2.5(d)(i), the Sellers’ Representative shall pay to the Sellers such amounts such that the Sellers each receive, together with any amounts received by such Persons pursuant to Section 2.2(b), a cumulative amount equal to the amount such Persons would have received if the Initial Purchase Price were equal to the Adjusted Purchase Price. Promptly following the determination of the Final Working Capital, the Final Cash, the Final Indebtedness and the Final Transaction Expenses pursuant to Section 2.5(c), Purchaser and the Sellers’ Representative shall deliver joint written instructions to the Escrow Agent to give effect to the payments contemplated by this Section 2.5(d)(i).

(ii) All payments pursuant to this Section 2.5(d) shall be made by wire transfer of immediately available funds to an account designated in advance by the Sellers’ Representative or Purchaser, as applicable, and all such payments and releases from the Working Capital Escrow Fund, as applicable, shall be made on or prior to the third (3rd) Business Day following: (A) the thirty (30)-day period following Purchaser’s delivery of the calculation of the Actual Working Capital, Actual Cash, Actual Indebtedness and Actual Transaction Expenses pursuant to Section 2.5(b) if the Sellers’ Representative does not timely dispute either of such amounts pursuant to Section 2.5(c)(i); (B) the date of the Sellers’ Representative’s and Purchaser’s mutual determination of Final Working Capital, Final Cash, Final Indebtedness and Final Transaction Expenses in the event the Sellers’ Representative timely disputes either of such amounts pursuant to Section 2.5(c)(i) and the Sellers’ Representative’s and Purchaser’s differences are resolved without the engagement of an Independent Accountant pursuant to Section 2.5(c)(ii ); and (C) the date of the Independent Accountant’s determination of Final Working Capital and/or Final Cash and/or Final Indebtedness and/or Final Transaction Expenses pursuant to Section 2.5(c)(iii) in the event the Sellers’ Representative timely disputes either of such amounts pursuant to Section 2.5(c)(i ) and the Sellers’ Representative and Purchaser are unable to resolve their differences pursuant to Section 2.5(c)(ii).

ARTICLE 3

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY GROUP

As a material inducement to Purchaser to enter into this Agreement and consummate the transactions contemplated hereby, the Company hereby represents and warrants to Purchaser as of the time of Closing as follows:

3.1 Organization and Power. The Company is a corporation, incorporated and validly existing under the laws of the State of Utah. Except as set forth on Section 3.1 of Schedule III, the Company is qualified to do business as a foreign entity and is in good standing in each jurisdiction listed on Section 3.1 of Schedule III, which jurisdictions constitute all of the jurisdictions in which the ownership of properties or the proper conduct of the Business requires the Company to be so qualified, except in any jurisdiction where the failure to qualify would not have a Material Adverse Effect to the Company Group, taken as a whole. The Company has all requisite power and authority to own and operate its assets and carry on the Business as now conducted, except to the extent the failure to have such power and authority would not have a Material Adverse Effect to the Company Group, taken as a whole. The Company has all requisite power and authority to execute and deliver this Agreement and the other agreements contemplated hereby and to perform its obligations hereunder and thereunder. Prior to the date hereof, the Company has made available to Purchaser true and complete copies of each member of the Company Group’s organizational documents as currently in effect.

3.2 Authorization. The execution, delivery and performance by the Company of this Agreement, the other agreements contemplated hereby and each of the transactions contemplated hereby or thereby have been duly and validly authorized by the Company, and no other act or proceeding on the part of the Company or its equityholders is necessary to authorize the execution, delivery or performance by the Company of this Agreement or any other agreement contemplated hereby or the consummation of any of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by the Company and, assuming the due execution and delivery of this Agreement and the other agreements contemplated hereby by Purchaser, this Agreement constitutes, and the other agreements contemplated hereby upon execution and delivery by the Company will each constitute, a valid and binding obligation of the Company, enforceable against the Company in accordance with its and their terms, except as the enforceability hereof or thereof may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditor’s rights generally and as limited by the availability of specific performance and other equitable remedies or applicable equitable principles (whether considered in a proceeding at law or in equity).

3.3 Capitalization. Section 3.3 of Schedule III accurately sets forth all of the authorized, issued and outstanding Equity Interests of the Company and the name and number of Equity Interests held by each holder thereof. All of the issued and outstanding Equity Interests of the Company have been duly authorized, are validly issued, fully paid and nonassessable, and are owned of record and beneficially by the shareholders of the Company described on Section 3.3 of Schedule III. Except for this Agreement and as may be set forth on Section 3.3 of Schedule III, there are no (i) outstanding or authorized Equity Interests of the Company or (ii) sale agreements, equityholder agreements, pledges, proxies, voting agreements, voting trusts, powers of attorney, restrictions on transfer or other agreements, understandings or instruments which are binding on the Company or any Seller and which relate to the ownership, voting or transfer of any of such Equity Interests, including the voting or transfer of any such Equity Interests or relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights, “tag-along” or “drag-along” rights) of any such Equity Interests or obligating the Company to issue, deliver, sell, dispose of, acquire, repurchase or redeem, or cause to be issued, delivered, sold, disposed of, acquired, repurchased or redeemed, any such Equity Interests. The Company is not party to any Contract obligating it to acquire, repurchase or redeem any Equity Interests of the Company. There are no stock or equity incentive or similar plans of the Company other than the 2019 Incentive Stock Plan of the Company and the warrants described on Section 3.3 of Schedule III. Upon consummation of the transactions contemplated herein, at the Closing, Purchaser will, directly or indirectly, own 100% of the issued and outstanding Equity Interests of the Company, free and clear of all Liens (other than any generally applicable restrictions under the Securities Act and state securities laws or Liens created by or resulting from actions of Purchaser)

3.4  Subsidiaries.

(a) Section 3.4 of Schedule III sets forth a list of each of the Company’s Subsidiaries. All of the issued and outstanding Equity Interests of the Subsidiaries of the Company listed on Section 3.4 of Schedule III are directly or indirectly owned by the Company, free and clear of all Liens, other than Permitted Liens. The Company does not own Equity Interests in any other Person. Other than as set forth on Section 3.4 of Schedule III, there are no (i) outstanding or authorized Equity Interests of any Subsidiary or (ii) sale agreements, equityholder agreements, pledges, proxies, voting agreements, voting trusts, powers of attorney, restrictions on transfer or other agreements, understandings or instruments which are binding on any member of the Company Group and which relate to the ownership, voting or transfer of any of such Equity Interests, including the voting or transfer of any such Equity Interests or relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights, “tag-along” or “drag-along” rights) of any such Equity Interests or obligating the Company to issue, deliver, sell, dispose of, acquire, repurchase or redeem, or cause to be issued, delivered, sold, disposed of, acquired, repurchased or redeemed, any such equity securities. No member of the Company Group is party to any Contract obligating it to acquire, repurchase or redeem, or cause to be acquired, repurchased or redeemed, any Equity Interests of any of the Company’s Subsidiaries. Upon consummation of the transactions contemplated herein, at the Closing, Purchaser will, directly or indirectly, own 100% of the issued and outstanding Equity Interests of each of the Company’s Subsidiaries, free and clear of all Liens (other than any generally applicable restrictions under the Securities Act and state securities laws or Liens created by or resulting from actions of Purchaser). There are no stock or equity incentive or similar plans of any Subsidiary of the Company

(b) Each of the Subsidiaries listed on Section 3.4 of Schedule III is validly existing and in good standing under the laws of its jurisdiction of formation as set forth on Section 3.4 of Schedule III. Each such Subsidiary is qualified to do business, except in any jurisdiction in which the failure to be so qualified would (x) have a Material Adverse Effect or (y) prevent or materially delay the consummation of any of the transactions contemplated hereby. Each of the Subsidiaries listed on Section 3.4 of Schedule III has all requisite power and authority necessary to own and operate its assets and to carry on its businesses as presently conducted, except where the failure to have such power and authority would not (x) have a Material Adverse Effect or (y) prevent or materially delay the consummation of any of the transactions contemplated hereby.

3.5 Absence of Conflicts. Except as set forth on Section 3.5 of Schedule III, the execution, delivery and performance of this Agreement, the other agreements contemplated hereby, and the consummation of each of the transactions contemplated hereby or thereby will not (a) violate, conflict with, result in any breach of or constitute a default under (with or without notice or the lapse of time or both) under the Company Organizational Documents, (b) result in the creation of any Lien on the Shares or the properties or, except for Permitted Liens, assets of the Company Group, (c) violate, result in any termination, acceleration or breach of or constitute any default under (with or without notice or the lapse of time or both), create in any Person the right to terminate, accelerate, revoke, suspend, modify, amend or cancel or require any notice under any Contract or Governmental License, (d) require any permit, authorization, consent, approval, exemption from or other action by, or notice to or filing with, any Governmental Authority under the provisions of any law, statute, rule, regulation, judgment, order or decree (except for any such actions required by the HSR Act) or (e) violate any applicable law, except in the case of the foregoing clauses (b)-(e), where such matters would not, individually or in the aggregate, (x) be material to the Company Group, taken as a whole or (y) prevent or materially delay the consummation of any of the transactions contemplated hereby.

3.6 Financial Statements. Section 3.6 of Schedule III contains the following financial statements (the “Financial Statements”):

(a) the audited consolidated balance sheets of the Company Group as of December 31, 2020 and January 1, 2022, and the related audited consolidated statements of operations for the annual periods then ended (together with the notes thereto and accompanied by unqualified opinions of the independent accountants) (collectively, the “Audited Financial Statements”); and

(b) the unaudited balance sheet of the Company Group as of August 31, 2022 (the “Interim Balance Sheet”) and the related unaudited statement of operations, members’ equity, and cash flows for the eight-month period then ended (collectively, and together with the Interim Balance Sheet, the “Interim Financial Statements”).

(c) Each of the Financial Statements presents fairly in all material respects the financial condition, results of operations and cash flows of the Company Group (taken as a whole) as of the dates thereof or throughout the periods covered thereby (as applicable). The Financial Statements have been prepared in accordance with GAAP consistently applied throughout the periods indicated (except that the Interim Balance Sheet and the related unaudited consolidated statements of operations and cash flows are subject to normal year-end adjustments and reclassifications and lacks footnote disclosure and other presentation items, that will not be material in the aggregate). No auditor of any Audited Financial Statements has indicated that it will or may withdraw its audit opinion with respect to such Audited Financial Statements.

(d) There are no material Liabilities of the Company Group of any kind whatsoever, whether accrued or unaccrued, absolute or contingent, known or unknown, determined, determinable or otherwise, other than:

(i)   Liabilities disclosed and adequately reserved against in accordance with GAAP in the Audited Financial Statements for the fiscal year ending December 31, 2021 or disclosed in the notes thereto;

(ii)   executory obligations under the express terms of Contracts entered into since December 31, 2021 in the ordinary course of business consistent with past practice (other than any obligations or Liabilities arising out of any breach of such Contracts); and

(iii)   other undisclosed Liabilities arising in the ordinary course of business, consistent with past practice, which, individually or in the aggregate, are not material to the Company Group (it being understood that in no event shall any Liability resulting from tortious conduct, litigation, infringement, violation of applicable law be deemed to have been incurred in the ordinary course of business).

(e) No auditor has or has stated in writing an intention to withdraw any audit opinion contained in the Audited Financial Statements. None of the Sellers nor the Company Group has determined that it will or must restate any Financial Statements.

(f) Except as would not reasonably be expected to (x) be material to the Company Group, taken as a whole or (y) prevent or materially delay the consummation of any of the transactions contemplated hereby, each member of the Company Group maintains and complies in all material respects with a system of accounting controls sufficient to provide reasonable assurances that transactions are recorded as necessary to permit preparation of the financial statements of such Person in conformity with GAAP and any other criteria applicable to such financial statements and to maintain accountability for items therein.

3.7 Absence of Certain Developments. Except as set forth on Section 3.7 of Schedule III, since January 1, 2022, the Company Group has not:

(a) suffered a Material Adverse Effect;

(b) failed to (i) conduct the Business and operations of the Company Group in the ordinary course of business consistent with past practices, (ii) preserve intact its present business operations, organization, goodwill and present lines of business, (iii) maintain in effect all of its Governmental Licenses, (iv) keep available the services of its directors, officers and Key Employees, (v) maintain satisfactory relationships with its customers, lenders, lessors, suppliers and other Persons having material business relationships with it (including through ordinary course renewals, negotiations with and amendments to such relationships) or (vi) manage its working capital (including the timing of collection of accounts receivable and of the payment of accounts payable and the management of inventory) in the ordinary course of business consistent with past practice;

(c) suffered any extraordinary casualty loss or other interruption in the business or operations of the Company Group, except for any such casualty loss covered by insurance; or

(d) sold, disposed, leased, assigned, licensed or transferred any of its material assets or any portion thereof (other than sales of Intellectual Property, inventory or obsolete assets or assets with no book value and prepayment of Indebtedness using Cash) or subject any of the foregoing to any Lien, except for Permitted Liens;

(e) sold, disposed, leased, subleased, assigned, licensed, sublicensed, or otherwise transferred, disposed of, or abandoned or permitted to lapse, failed to take any action necessary to maintain, enforce or protect, or created or incurred any Lien (other than Permitted Liens) on, any Owned Intellectual Property or Licensed Intellectual Property (other than non-exclusive licenses granted in the ordinary course of business);

(f) made, granted or promised any bonus or any wage or salary increase to any current or former Service Provider other than (i) routine or annual wage increases in the ordinary course of business consistent with past custom and practice to current employees of the Company Group with annual base compensation of $150,000 or less (provided that such increases do not exceed 3% in the aggregate), or (ii) pursuant to the express terms of any Employee Plan listed on Section 3.17(i) of Schedule III entered into prior to the date of this Agreement;

(g) granted any severance, change in control, retention or similar bonuses or payments to any current or former Service Provider or granted any equity or equity-based awards to, or discretionarily accelerated the vesting, exercisability or payment of any such awards held by, any current or former Service Provider;

(h) terminated the employment of any Service Provider (other than any termination of the employment of (A) any Service Provider with base compensation of $ 150,000 or less in the ordinary course of business consistent with past practice or (B) any Service Provider for cause);

(i) hired or engaged any Service Provider, except for Service Providers hired or engaged in the ordinary course of business consistent with past practice whose annual base compensation is $150,000 or less;

(j) adopted, entered into, amended or terminated any Employee Plan or any collective bargaining or similar agreement;

(k) (A) issued, sold, authorized, granted, redeemed, repurchased, acquired or permitted the transfer of any of its securities, securities convertible into Equity Interests, (B) split, combined or reclassified any of its equity securities, (C) amended the terms of any of its Equity Interests, or (D) purchased Equity Interests of another Person;

(l) declared, set aside, authorized or paid any dividends, or made any distributions or other payments in respect of its Equity Interests, other than (A) intercompany dividends solely among the Company and the Subsidiaries and (B) cash dividends and distributions with record dates and payment dates prior to the Closing;

(m) failed to maintain its books of accounts in the usual, regular and ordinary manner on a basis consistent with prior periods;

(n) failed to take any action necessary to maintain, enforce or protect any of its material Intellectual Property;

(o) created, incurred, assumed or guaranteed any Indebtedness either involving more than $250,000 or outside of the ordinary course of business consistent with past practices, except for borrowing from banks (or similar financial institutions) necessary to fund capital expenditures or working capital in a manner consistent with the Company’s and its Subsidiaries’ budget for capital expenditures and ordinary working capital requirements;

(p) made any loans, advances or capital contributions to, or investments in, any other Person other than contributions to the Company’s wholly owned Subsidiaries in the ordinary course of business;

(q) (A) acquired (by merger, consolidation, acquisition of stocks or assets or otherwise), directly or indirectly, any assets, properties or businesses, other than in the ordinary course of business consistent with past practices, (B) entered into, terminated, modified, amended or made any waiver in respect of any joint venture, partnership or other similar arrangement, (C) entered into any new line of business or abandoned or discontinued any existing line of business or (D) adopted any plan of merger, consolidation, reorganization, liquidation or dissolution or file a petition in bankruptcy under any provisions of federal or state bankruptcy law or consent to the filing of any bankruptcy petition against it;

(r) (A) entered into, terminated, modified or amended in any material respect, or made any waiver in respect of, any Material Contract or any Contract that would have constituted a Material Contract if entered into prior to the date hereof, other than renewals and amendments in the ordinary course of business or (B) waived any rights or claims of material value;

(s) cancelled or terminated any insurance policy or caused any of the coverage thereunder to lapse without replacing such insurance policy with a policy with substantially similar coverage;

(t) (A) made any change in any material policy or practice regarding extensions of credit, acceptance of customer deposits, prepayments, sales, recognition of deferred revenue, collections, establishment of reserves for uncollected amounts, receivables or payment of accounts with respect to its business or accelerate or delay the payment or receipt of any payables or receivables outside of the ordinary course of business, (B) made any material change in cash management practices or (C) made any material change in the manner in which discounts, rebates or credits are extended to or warranties are granted to customers;

(u) except in the ordinary course of business or in a manner not inconsistent in any material respect with past practices, changed any annual accounting period, or, except in so far as may be required by a change in GAAP or applicable law, adopted or changed any accounting method;

(v) made, revoked or changed any material Tax election; change any Tax accounting period; adopted or changed any method of accounting for Tax purposes; failed to timely pay or remit any material Tax; settled, compromised, surrendered or otherwise abandoned any claim, audit, action, suit, proceeding, examination or investigation in respect of material Taxes; surrendered any right to claim a material refund of Taxes; amended any material Tax Return; entered into any closing agreement or similar agreement with a Taxing Authority; applied for or requested any Tax ruling or consent or requested to waive or extend any statute of limitations in respect of Taxes;

(w) amended or authorized the amendment of (whether by merger, consolidation or otherwise) the Company Organizational Documents;

(x) authorized capital expenditures in excess of $250,000, in the aggregate, other than capital expenditures set forth in a budget established prior to the date of this Agreement in the ordinary course of business;

(y) entered into any new lease, sublease, or other occupancy agreement in respect of real property or materially amended, modified, terminated, entered into, renewed or extended any Real Property Lease, other than in the ordinary course of business;

(z) adopted a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(aa) instituted, settled or compromised (or threatened in writing or offered in writing to institute, settle or compromise) any Action (A) involving or against any member of the Company Group (other than settlements in the ordinary course solely for monetary damages not in excess of $250,000 and paid prior to the Closing (and for the avoidance of doubt, not involving any (x) equitable relief or material limitations on the conduct of the Company Group or (y) findings of fact or admissions of culpability or wrongdoing by the Company Group)) or (B) that relates to the transactions contemplated by this Agreement;

(bb) engaged in any material new line of business or terminated or materially modified any existing line of business; or

(cc) agreed or commit to do any of the foregoing.

3.8  Real Property.

(a) Leased Real Property. Section 3.8(a) of Schedule III sets forth the address of each Leased Real Property facility of the Company Group as of the date hereof. Except as set forth on Section 3.8(a) of Schedule III, with respect to each of the leases for such Leased Real Property facility (each a “Real Property Lease”): (i) the Company or any of its Subsidiaries (as the case may be) has a valid leasehold estate in all Leased Real Property, which shall be free and clear of all Liens, except Permitted Liens, and is in possession of the properties purported to be leased or licensed under the applicable leases for such Leased Real Property, (ii) each Real Property Lease is a legal, valid, binding and enforceable against the Company or its Subsidiary party thereto, as applicable, and is in full force and effect, subject to proper execution of such lease by the other parties thereto and has not been modified, (iii) the transactions contemplated hereby do not require the consent of any other party to such lease and will not result in a breach of or default under such lease, (iv) each of the Company Group and to the Company’s Knowledge, each of the other parties thereto, has performed in all material respects all material obligations required to be performed under each lease for each Leased Real Property, (v) no member of the Company Group is in material breach or material default under any such lease to which it is party, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default or permit the termination, modification or acceleration of rent under such lease, (vi) the Company or its Subsidiaries have not collaterally assigned or granted any other security interest in any Real Property Lease or any interest therein, (vii) there are no developments affecting any Leased Real Property pending, or to the Company’s Knowledge, threatened, which individually or in the aggregate, impair, or would reasonably be expected to impair, the value of the Leased Real Property to which they relate or the present or intended use, occupancy and/or operation of such Leased Real Property, and (viii) the Leased Real Property and any buildings or equipment thereon owned or leased by the Company and its Subsidiaries have no material defects, are in good operating condition and repair and have been reasonably maintained consistent with standards generally followed in the industry (given due account to the age and length of use of same, ordinary wear and tear excepted), are adequate and suitable for their present and intended uses and, in the case of buildings (including the roofs thereof), are structurally sound. The Company has made available to Purchaser a true and complete copy of each Real Property Lease (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto).

(b) Real Property Used in the Business. The Leased Real Property identified on Section 3.8(a) of Schedule III comprises all of the material real property used in the operation of the Business. No member of the Company Group has a fee interest in or otherwise owns any real property.

3.9 Title to Tangible Assets. The Company Group owns good and valid title (or a valid leasehold interest in or license to use) all of the personal, tangible and intangible personal property and assets used in or required for the continued operation of the business of the Company Group, as currently operated in the ordinary course (including all assets shown on the Interim Balance Sheet (other than assets sold or disposed of in the ordinary course of business) or otherwise purported to be owned, leased or licensed by it), free and clear of all Liens other than Permitted Liens. Such material personal, tangible and intangible personal property and assets have no material defects, are in reasonably good operating condition and repair and have been reasonably maintained consistent with standards generally followed in the industry (given due account to the age and length of use of same, ordinary wear and tear excepted), and are adequate and suitable for their present and intended uses.

3.10  Contracts and Commitments.

(a) Section 3.10(a) of Schedule III lists all of the following Contracts (each Contract listed or required to be so listed, a “Material Contract ”) to which any member of the Company Group is a party and which are currently in effect as of the date hereof:

(i) Contracts which involve commitments by the Company Group to make capital expenditures in excess of $100,000;

(ii) material contracts with any of the Company Group’s top 10 customers or top 10 suppliers for fiscal year 2021 (collectively, the “Top Counterparties”);

(iii)   Contracts for the purchase of goods or services providing for (A) annual payments by the Company Group in excess of $100,000 or (B) aggregate future payments by the Company Group in excess of $250,000;

(iv)   Contracts providing for (A) annual payments to the Company Group in excess of $100,000 or (B) aggregate future payments to the Company Group in excess of $250,000;

(v)   any Contract (including letters of intent but excluding customary confidentiality and non-disclosure obligations) relating to the acquisition or disposition of any Person, business or Equity Interests or a material amount of assets of any other Person (whether by merger, sale of stock, sale of assets or otherwise) (A) entered into since January 1, 2019 or (B) pursuant to which any member of the Company Group has any Liabilities or obligations as of the date of this Agreement, including any contingent “earn-out,” or deferred purchase price or similar contingent payment obligations or any outstanding indemnification obligation;

(vi)   Contracts relating to Indebtedness, or granting any Lien (other than Permitted Liens) over the assets or Equity Interests, of any member of the Company Group;

(vii)   any Contract providing for material indemnification by the Company Group, or in favor of the Company Group, other than indemnification provisions arising in the ordinary course of business consistent with past practice;

(viii) any partnership, joint venture or other similar Contract;

(ix)   any Contract with a Governmental Authority (and any outstanding bids, proposals or offers);

(x)   any contract, agreement or arrangement with any current or former Service Provider providing for the payment of any severance, retention, change in control, transaction or similar payments or benefits;

(xi) any collective bargaining or similar agreements;

(xii) any option, license, franchise or similar Contract;

(xiii)   any Contract (A) that limits (or purports to limit) the freedom of any member of the Company Group or any of their Affiliates (including, following the Closing, Purchaser or its Affiliates) to compete in any line of business or with any Person or in any area, (B) that imposes exclusivity requirements (including “requirements” obligations), non-competition obligations, non-solicitation obligations or minimum payment, purchase or sale obligations (including “take-or-pay” provisions or “output” contracts), “most favored nations” or “most favored customer” restrictions or rights of first or last offer on any member of the Company Group or any of their Affiliates (including, following the Closing, Purchaser or its Affiliates), or otherwise restricts any member of the Company Group or any of their Affiliates (including, following the Closing, Purchaser or its Affiliates) in any material respect in the development, distribution, licensing, marketing, or sale of any of its products or services, (C) with a sole source supplier of material goods or services or (D) that purports to bind direct or indirect equityholders of any member of the Company Group or any of their respective Affiliates other than the members of the Company Group;

(xiv) agency, dealer, distributor, reseller or sales representatives Contracts pursuant to which the Company Group makes annual payments in excess of $100,000;

(xv) employment, consulting, management and non-competition agreements with any current of former Service Provider whose base annual compensation is equal to or greater than $100,000 and any Contract with a Key Employee;

(xvi)   Contracts pursuant to which any member of the Company Group is a lessor or a lessee of any property, personal or real (except to the extent set forth on Section 3.8(a) of Schedule III), or holds or operates any tangible personal property owned by another Person, except for any leases of personal property under which the aggregate annual rent or lease payments do not exceed $100,000;

(xvii)   any Contract with any broker, agent, finder, financial advisor, investment banker, agent or similar intermediary;

(xviii)   any settlement or similar Contract (A) dated on or after January 1, 2019 or (B) providing for continuing obligations binding on any member of the Company Group as of the date of this Agreement; and

(xix)   any other Contract or plan not made in the ordinary course of business that is material to the Company Group, taken as a whole.

(b) No member of the Company Group has received within the last six (6) months prior to the date of this Agreement any written claim of default, intent to terminate or breach, not renew or challenge the validity or enforceability of any Contract set forth or required to be set forth on Section 3.10(a) of Schedule III, and no condition, event or facts have occurred or exist or are, to the Company’s Knowledge, threatened, which with notice, lapse of time or otherwise, would constitute a breach, violation or default of or under any Material Contract on the part of any member of the Company Group or, to the Company’s Knowledge, any other party to any Material Contract. Each Contract listed or required to be listed on Section 3.10(a) of Schedule III is valid, binding and enforceable against the Company or one or more members of the Company Group, as applicable, and the other parties thereto, except as such enforceability may be limited by (A) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally and (B) applicable equitable principles (whether considered in a proceeding at law or in equity). True and complete copies of each Contract set forth or required to be set forth on Section 3.10(a) of Schedule III have been made available to Purchaser in the Data Room.

(c) No Top Counterparty (i) has canceled, terminated or, to the Company’s Knowledge, made any threat to cancel or otherwise terminate its relationship with the Company Group, (ii) has materially decreased the rates it pays to (in the case of a customer) or increased the rates it charges (in the case of a supplier) the Company Group or, to the Company’s Knowledge, threatened to do so, (iii) has modified or indicated that it intends to modify, its relationship with the Company Group in a manner which is less favorable in any material respect to the Company Group or has agreed not to or, to the Company’s Knowledge, indicated it will not agree to, do business on such rates, terms and conditions at least as favorable in any material respect as the rates, terms and conditions provided to the Company Group as of the date hereof, or (iv) is involved in any material claim, dispute or controversy with the Company Group.

3.11  Intellectual Property.

(a) Section 3.11(a) of Schedule III sets forth a complete and accurate list of all (i)  patented or registered Intellectual Property and pending patent applications and other applications for registration of Owned Intellectual Property (“Registered Intellectual Property”), specifying as to each such registration or application, as applicable, (A) the owner of such item (and, with respect to any and all Internet domain name registrations, the applicable registrar), (B) each jurisdiction in which such item is issued or registered or in which any application for issuance or registration has been filed, (C) the respective issuance, registration, or application number of such item and (D) the date of application and issuance or registration of such item, (ii)  Contracts pursuant to which any member of the Company Group grants to any third party a license or other right to use, or covenant not to be sued, with respect to any Owned Intellectual Property other than non-exclusive licenses granted to customers in the ordinary course of business and (iii) Contracts pursuant to which any third party grants to any member of the Company Group a license or other right to use, or covenant not to be sued, with respect to any Licensed Intellectual Property (other than any license of mass-marketed or otherwise generally available off-the-shelf software).

(b) Except as indicated on Section 3.11(b) of Schedule III, a member of the Company Group solely and exclusively owns all right, title and interest in and to, or has, a valid, enforceable and sufficient right and license to use, any and all Intellectual Property used or held for use in, or necessary for, the conduct of their respective business as currently conducted, free and clear of all Liens other than Permitted Liens. No Owned Intellectual Property has been adjudged invalid or unenforceable in whole or in part, and there exists no material restrictions on the disclosure, use, license or transfer of any Owned Intellectual Property. The consummation of the transactions contemplated by this Agreement will not (i) alter, encumber, impair or extinguish any Owned Intellectual Property or (ii) encumber any of the Intellectual Property licensed or owned by Purchaser or any of its Affiliates.

(c) No member of the Company Group nor the conduct of their respective business has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any Intellectual Property of any Person. There are no Actions pending or, to the Company’s Knowledge, threatened against any member of the Company Group (i) based upon, or challenging or seeking to deny or restrict, the rights of any member of the Company Group in any of the Owned Intellectual Property or the Licensed Intellectual Property, (ii) alleging that the use of the Owned Intellectual Property or the Licensed Intellectual Property or any services provided, processes used or products manufactured, used, imported, offered for sale or sold by any member of the Company Group do or may conflict with, misappropriate, infringe or otherwise violate any Intellectual Property of any Person or (iii) alleging that any member of the Company Group has infringed, misappropriated or otherwise violated the Intellectual Property of any Person, and no member of the Company Group has received any such written claims. To the Company’s Knowledge, no Person has infringed, misappropriated or otherwise violated any Owned Intellectual Property or Licensed Intellectual Property.

(d) The software, hardware, computers, firmware, middleware, servers, workstations, routers, hubs, switches, data communication lines, platforms, networks, and other information technology systems or equipment, and all documentation related to the foregoing that are owned, leased, licensed or otherwise used by the Company Group and the data stored or contained therein or transmitted thereby (collectively, the “Computer Systems”) are sufficient for the conduct of the Company Group’s businesses as currently conducted. Each member of the Company Group owns or has valid, enforceable, and sufficient rights to use all Computer Systems.

(e) Each member of the Company Group has taken all reasonable steps in accordance with normal industry practice to maintain, enforce and protect the confidentiality of all Owned Intellectual Property the value of which to the respective member of the Company Group’s business is contingent upon maintaining the confidentiality thereof. No such Owned Intellectual Property has been disclosed other than to employees, contractors, consultants, representatives and agents of the Company Group that are bound by valid, binding, written and enforceable confidentiality agreements, and, to the Company’s Knowledge, no such agreements have been breached or otherwise violated.

(f) Each member of the Company Group has entered into binding, written agreements with all of their current and former employees and independent contractors who have participated in the development of any Intellectual Property for or on behalf of the Company Group whereby such employees and independent contractors presently assign to the respective member of the Company Group any ownership interest and right such employees and independent contractors may have with respect to any such Intellectual Property.

3.12  Privacy & Information Technology.

(a) The Company Group has at all times complied, and is in compliance in all material respects with, all Privacy Requirements. Neither the Company Group nor any other Person that may collect, store, process, analyze or otherwise have access to any Personal Information has suffered a security breach or other data disclosure, leak, attack, or other loss with respect to any Personal Information or other confidential information of the Company Group. There are no claims asserted or, to the Company’s Knowledge, threatened against any member of the Company Group by any Person alleging a violation of such Person’s privacy, personal or confidentiality rights under any Privacy Requirements.

(b) The Company Group has taken commercially reasonable steps and implemented commercially reasonable procedures to protect and safeguard the Computer Systems from unauthorized use, access, intrusions or breaches. The Company Group has employed commercially reasonable disaster recovery and business continuity plans, procedures and facilities for their respective businesses and there have been no interruptions, corruptions or unauthorized use, access, intrusions or breaches of the security of any Computer Systems.

3.13 Governmental Licenses and Permits. Section 3.13 of Schedule III contains a complete listing of all material Governmental Licenses used or required for use by the Company Group in the conduct of the Business as of the date hereof. Except as indicated on Section 3.13 of Schedule III , the Company Group owns or possesses all right, title and interest in and to all of the Governmental Licenses that are necessary to own or operate the Business as presently conducted, except for those the failure of which to own or possess would not have a Material Adverse Effect. All such Governmental Licenses are in full force and effect and no condition exists that with notice or lapse of time or both would constitute a default under, any such Governmental Licenses. The Company Group is in compliance with the material terms and conditions of such Governmental Licenses and has not received any written notices within the past twelve (12) months that a member of the Company Group is in violation of any of the terms or conditions of such Governmental Licenses or that any Governmental Authority otherwise intends to revoke, rescind, cancel, terminate, suspend, not renew or modify any such Governmental License and there are no pending or, to the Company’s Knowledge, threatened Actions seeking any such revocation, rescission, cancellation, termination, suspension, non-renewal or modification. No such Governmental Licenses is subject to any terms or restrictions not generally applicable to Governmental Licenses of that type. The appropriate member of the Company Group has accurately filed all reports and paid all fees, assessments, and contributions required by such Governmental Licenses or by applicable law in respect of such Governmental Licenses. To the Knowledge of Seller, there is no investigation, inquiry or proceeding outstanding or, to the Company’s Knowledge, threatened which would reasonably be expected to result in the suspension, cancellation, modification or revocation of any such Governmental Licenses.

3.14 Litigation; Proceedings. Except as set forth on Section 3.14 of Schedule III, as of the date hereof there are no Actions pending or, to the Company’s Knowledge, threatened (i) against or otherwise affecting any member of the Company Group, its officers, directors or employees or any of the Company Group’s assets or the Business, (ii) against any Person involving a claim for damages that, if determined or resolved adversely in accordance with the plaintiff’s demands, a member of the Company Group would reasonably be expected to be directly or indirectly liable, including pursuant to any indemnity or guaranty or (iii) that, if determined or resolved adversely in accordance with the plaintiff’s demands, would reasonably be expected to prevent or materially impair the consummation of the transactions contemplated by this Agreement or the performance by the Company or any of its Affiliates of its obligations under, this Agreement or the other Transaction Documents or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the consummation of the transactions contemplated hereby or thereby, or the performance by the Company of its obligations under this Agreement or the other Transaction Documents. No member of the Company Group is subject to any currently effective material judgment, order or decree of any court or Governmental Authority. The Company Group is fully insured or has properly established reserves on the Interim Balance Sheet in accordance with GAAP with respect to each of the matters set forth (or required to be set forth) on Section 3.14 of Schedule III. There are no Actions pending or threatened by the Company Group against any third party. No customer of the Company Group is responding or has responded to any search warrant, subpoena, criminal, or civil investigative demand by or from any Governmental Authority that involves the services provided by the Company Group.

3.15 Compliance with Laws. Except as set forth on Section 3.15 of Schedule III, the Company Group is, and since January 1, 2019, has been, in compliance with (a) its organizational documents and (b) all applicable statutes, laws, ordinances, codes, rules, regulations and requirements of any Governmental Authority (collectively “Law” or “Laws”), in each case as currently enforced by the applicable Governmental Authority, except in the case of this clause (b) where the failure to comply would (x) not reasonably be expected to be material to the Company Group, taken as a whole or (y) prevent or materially delay the consummation of any of the transactions contemplated hereby. No written notice has been received by the Company Group alleging a material violation of or material liability or material potential responsibility under any such law, rule or regulation which is pending or remains unresolved and, to the Company’s Knowledge, no member of the Company Group or officer or director thereof is under investigation with respect to applicable law, except as would (x) not reasonably be expected to be material to the Company Group, taken as a whole or (y) prevent or materially delay the consummation of any of the transactions contemplated hereby.

3.16  Labor Matters.

(a) Section 3.16(a) of Schedule III contains a true, complete and correct list of each Service Provider and, as applicable, his or her (i) name, job title and date of hire, (ii) work location, (iii) whether each Service Provider is classified as an independent contractor or an employee and, if an employee, which such employee is classified as exempt or non-exempt under the federal Fair Labor Standards Act and other applicable wage and hour laws, (iv) leave status, (and if on leave, the nature of the leave and expected date of return), (v) vacation or paid time off balance, (vi) employing entity, (vii) full-time or part-time status, (viii) annual salary, wage or fee rate, (ix) target annual bonus or commission opportunity, and (x) actual annual bonus or commission received for the prior fiscal year.

(b) No member of the Company Group has experienced any union organization attempts, material labor disputes or material work stoppage or material slowdowns due to labor disagreements. There is no, and there has not been since January 1, 2019 any labor strike, material dispute, material work stoppage or material slowdown pending or, to the Company’s Knowledge, threatened against any member of the Company Group. No member of the Company Group is a party to, or bound by, or otherwise negotiating in connection with entering into, any collective bargaining agreement and no employees of the Company Group are represented by any labor union, works council, or other labor organization with respect to their employment with the Company Group. The Company Group has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act, and there are no unfair labor practice complaints pending or, to the Company’s Knowledge, threatened against any member of the Company Group.

(c) Except as set forth on Section 3.16(c) of Schedule III, the Company Group has since January 1, 2019 complied, and is currently in compliance, with all applicable laws, in all material respects, relating to labor, employment and employment practices (including any laws governing or concerning terms and conditions of employment, collective bargaining, termination of employment, equal employment opportunity, nondiscrimination, employment harassment, sexual harassment, discrimination or retaliation, wages, overtime, hours, wage payment and the withholding of Taxes, worker classification, occupational safety and health, workers’ compensation, temporary workers, employment practices, affirmative action, labor relations, immigration, independent contractors, temporary employees, protection of employee data and personal information and the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §2109 et seq. and any similar laws (collectively, the “WARN Act”)). Any current or former Service Provider who is or was classified and treated for any purpose (including for purposes of any Employee Plan, Taxes or overtime entitlements) as an (x) independent contractor, consultant, leased employee or other non-employee service provider, or (y) exempt employee for purposes of the Fair Labor Standards Act (and similar state law), in each case, is and has been properly classified. Since January 1, 2019, the Company Group has not implemented any layoff or furlough of employees, facility closure or other actions that could implicate the WARN Act, and no such actions are currently contemplated, planned or announced.

(d) There are no, and since January 1, 2019 there have not been any, pending, or to the Knowledge of the Company, threatened Actions by any current or former Service Providers against or involving any member of the Company Group or any of its officers.

(e) To the Company’s Knowledge, no current or former Service Provider is in breach or violation of any term of any employment Contract, consulting contract, nondisclosure contract, common law nondisclosure obligation, non-competition contract or other restrictive covenant contract.

(f) To the Company’s Knowledge, no allegations of sexual harassment or misconduct or workplace discrimination or harassment (including based on race, ethnicity or gender) have been made against the Company Group, or any current or former Service Provider and no member of the Company Group nor any current or former Service Provider has entered into any settlement agreement related to allegations of sexual harassment or misconduct or workplace discrimination or harassment (including, without limitation, based on race, ethnicity or gender) by any such Person. The Company Group has established and distributed to all of its employees a policy against harassment and a compliant procedure, and have required all managers and staff to undergo anti-harassment training where required by applicable laws.

3.17  Employee Benefit Plans.

(a) Except as set forth on Section 3.17(a) of Schedule III, with respect to current or former Service Providers, no member of the Company Group sponsors, maintains, is party to (or has otherwise entered into), contributes to or has any current or future obligation to contribute to, or has or could reasonably be expected to have any liability with respect to any (i) employee pension benefit plans (as defined in Section 3(2) of ERISA) (whether or not terminated) (the “Employee Pension Plans”), (ii) employee welfare benefit plans (whether ongoing or terminated, funded or unfunded) (as defined in Section 3(1) of ERISA) (“Employee Welfare Plans”) or (iii) any plan, policy, program, agreement or arrangement which provides for any compensation, nonqualified deferred compensation benefits, phantom stock, profit-sharing, bonus, incentive, commission, stock option, equity or equity-based compensation, severance, retention, health, welfare, retirement, life, disability, change of control, stock purchase, restricted stock, separation, employment, consulting, accident, vacation, tuition reimbursement, retirement (including post-retirement health and welfare benefits) or other fringe benefits (“Other Plans”), in each case, whether or not written. Any Employee Pension Plan, any Employee Welfare Plans and any Other Plan shall be referred to herein collectively as the “Employee Plans.”

(b) For each Employee Plan, the Company has furnished to Purchaser a copy of such plan (or a description, if such plan is not written) and all amendments thereto and, as applicable: (i) all trust agreements, insurance contracts or other funding arrangements and amendments thereto; (ii) the current prospectus or summary plan description and all summaries of material modifications; (iii) the most recent favorable determination or opinion letter from the Internal Revenue Service; (iv) the annual returns/reports (Form 5500) and accompanying schedules and attachments thereto for the most recently completed plan year; (v) the most recently prepared actuarial reports and financial statements; (vi) all material, non-routine correspondence with the Internal Revenue Service, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Authority during the past three years; (vii) all current administrative and other service contracts and amendments thereto with third-party services providers; and (viii) all current employee handbooks, manuals and policies.

(c) Except as set forth on Section 3.17(c) of Schedule III, no member of the Company Group or any of their ERISA Affiliates (or any predecessor of any such entity) sponsors, maintains, administers, participates in or contributes to (or has any obligation to contribute to) or has in the past six years sponsored, maintained, administered, participated in or contributed to (or had any obligation to contribute to), or has or is reasonably expected to have any direct or indirect liability with respect to, any multiemployer plan (as defined in Section 3(37) of ERISA) (“Multiemployer Plan”) or other plan subject to Title IV of ERISA. No member of the Company Group or any of their ERISA Affiliates (or any predecessor of any such entity), maintains or has any obligation to contribute to any funded or unfunded Employee Plan which provides post-retirement health, accident or life insurance benefits to any current or former Service Providers or their spouses, dependents or beneficiaries, other than health benefits required to be provided to former employees, their spouses and other dependents under Code Section 4980B or other similar laws.

(d) There are no, and since January 1, 2019 there have not been any, pending or, to the Company’s Knowledge, threatened Actions (other than routine claims for benefits) by or on behalf of any Employee Plan or any trusts which are associated with such Employee Plans, and none of the Employee Plans are under audit or investigation by the Internal Revenue Service, the Department of Labor, the Pension Benefit Guaranty Corporation or any other governmental agency.

(e) The Employee Plans have at all times (and with respect to any Employee Plan sponsored by a professional employer organization, with respect to the Company’s participation in such Employee Plan) been maintained, funded and administered in all material respects in accordance with their terms and with the applicable requirements of ERISA, the Code and other applicable laws.

(f) Each Employee Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code is so qualified and has received a favorable determination letter from the Internal Revenue Service, and to the Company’s Knowledge no event has occurred since the issuance of such favorable determination letter that would reasonably be expected to adversely affect such Employee Plan’s qualified or tax-exempt status of Employee Plan or any related trust.

(g) With respect to each Employee Plan (and with respect to any Employee Plan sponsored by a professional employer organization, with respect to the Company’s participation in such Employee Plan), all contributions, premiums, distributions, withholdings, remittances, reimbursements or other payments (including, for the avoidance of doubt, any contributions, premiums, distributions, withholdings, remittances, reimbursements or other payments payable to any professional employer organization) that are due have been made on a timely basis or, if not yet due, are properly accrued on the Financial Statement. There has been no amendment to, written interpretation of or announcement (whether or not written) by the Company Group relating to, or change in employee participation or coverage under, any Employee Plan that would materially increase the expense of maintaining such Employee Plan above the level of expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof.

(h) Except as set forth on Section 3.17(h) of Schedule III, each Employee Plan, and any award thereunder, that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code complies with, and at all times has been operated in compliance with, all applicable requirements of Section 409A of the Code. No member of the Company Group has any obligation to gross-up, indemnify or otherwise reimburse any current or former Service Provider for any Tax incurred by such Service Provider, including under Section 409A or 4999 of the Code.

(i) Except as disclosed on Section 3.17(i) of Schedule III, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) result in, accelerate the vesting, funding (through grantor trust or otherwise), or delivery of, or increase the amount or value of, any payment, compensation, severance, or benefit to any current or former Service Provider, (ii) entitle any current or former Service Provider to any change in control, transaction, retention or other payment (whether in cash, property or vesting of property) or benefit under any Employee Plan or otherwise, (iii) result in the forfeiture of compensation or benefits by any current or former Service Provider, including under any Employee Plan, (iv) result in the payment of any amount that would not be deductible under Section 280G of the Code or that could give rise to any excise tax under Section 4999 of the Code, (v) limit or restrict the right of the Company Group or, after the Closing, Purchaser, to merge, amend or terminate any Employee Plan or (vi) result in an obligation to fund or otherwise set aside assets to secure to any extent any of the obligations under any Employee Plan.

3.18  Tax Matters. Except as set forth on Section 3.18 of Schedule III,

(a) each member of the Company Group has timely filed all income and other material Tax Returns required to be filed by it, all material Taxes payable by the Company Group (whether or not shown as due and payable on such Tax Returns) have been paid, and all such Tax Returns were true, correct, and complete in all material respects;

(b) no member of the Company Group has consented to extend the time in which any Tax may be assessed or collected by any Taxing Authority, which extension is in effect as of the date hereof;

(c) no jurisdiction in which a member of the Company Group does not file a Tax Return of a particular type has asserted in writing a claim that such member of the Company Group is subject to Taxes of such type or required to file Tax Returns of such type in such jurisdiction;

(d) there are no Liens for Taxes (other than Permitted Liens) upon any of the assets of any member of the Company Group;

(e) no member of the Company Group has requested or been granted an extension of the time for filing any Tax Return to a date later than the Closing Date (other than automatic extensions of time to file any Tax Return requested in the ordinary course of business);

(f) there is no action, suit, Taxing Authority proceeding or audit now in progress, pending or threatened in writing against or with respect to any member of the Company Group with respect to any Tax;

(g) no member of the Company Group has been a member of an Affiliated Group (other than such member of the Company Group for which Company is the parent);

(h) no member of the Company Group (A) is a party to or bound by any Tax allocation or Tax Sharing Agreement (except, in each case, an agreement entered into in the ordinary course of business and not primarily related to Taxes) or (B) has any liability for the Taxes of any Person (other than a member of the Company Group) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise);

(i) each member of the Company Group has withheld and timely paid to the appropriate Taxing Authority in compliance with all applicable legal requirements (including all information reporting requirements) all material Taxes required to have been withheld in connection with any amounts paid or owing to any Person;

(j) no member of the Company Group, Purchaser, or any of its Affiliates will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing as a result of any (i) change in method of accounting of any member of the Company Group for a taxable period ending on or prior to the Closing made on or prior to the Closing; (ii) “closing agreement” as described in Section 7121 of the Code executed on or prior to the Closing with respect to any member of the Company Group; (iii) installment sale or open transaction disposition made on or prior to the Closing by any member of the Company Group; or (iv) prepaid amount received by any member of the Company Group on or prior to the Closing;

(k) Section 3.18(k) of Schedule III lists the entity classification of each member of the Company Group for U.S. federal income and applicable state and local Tax purposes. Each member of the Company Group has been treated in accordance with the classification set forth in Section 3.18(k) of Schedule III since the date of its inception (and is not the direct or indirect successor by merger, conversion or otherwise to an entity treated otherwise for U.S. federal income tax purposes), and no election has been made (or is pending) to change such treatment;

(l) no member of the Company Group is or has ever been a party to any “reportable transaction” as defined in Section 6707A(c)(1) of the Code and Treasury Regulation section 1.6011-4(b);

(m) during the two-year period ending on the date hereof, no member of the Company Group has been a distributing corporation or a controlled corporation in a transaction governed or intended to be governed by Section 355 or Section 361 of the Code;

(n) each member of the Company Group is registered for sales Tax, value-added Tax, goods and services Tax or any similar Tax in each jurisdiction where it is required to be so registered and has complied in all material respects with all applicable law related to such Taxes, including any obligation to collect and remit any such Taxes in respect of services provided by it;

(o) no member of the Company Group (i) is or has been resident for Tax purposes in a country outside of its country of organization or incorporation; (ii) has, or has ever had, a permanent establishment or other taxable presence in any country other than its country of organization or incorporation; and (iii) is, or has ever been, subject to income Tax in a country outside its country of organization or incorporation; and

(p) no member of the Company Group has sought any relief under, or taken any action in respect of, any provision of the CARES Act related to Taxes (including, but not limited to, the delaying of any payments in respect of payroll Taxes under Section 2302 thereof).

3.19 Brokerage. Except as disclosed on Section 3.19 of Schedule III, (for which true, accurate and complete copies of the pertinent engagement letter (other than the formula or schedule for the calculation of the Transaction Fee as that term is defined in such engagement letter, but including any indemnification and other agreements related thereto) have been made available to Purchaser prior to the date hereof and the fees and expenses payable in connection therewith shall be Transaction Expenses hereunder), no member of the Company Group has retained any broker, agent, finder, financial advisor, investment banker, agent or similar intermediary or has any Liability for brokerage or other commissions, finder’s fees or similar compensation in connection with the transactions contemplated by this Agreement or any other transaction based on any arrangement or agreement made by any member of the Company Group prior to the Closing or to which any member of the Company Group is bound.

3.20  Environmental Compliance.

(a) Except as disclosed on Section 3.20 of Schedule III :

(i)   The Company Group has complied in all material respects and is in compliance in all material respects with all Environmental Laws.

(ii)   There are no material Liabilities of or relating to the Company Group of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law, and, to the Company’s Knowledge, there are no facts, conditions, situations or set of circumstances which could reasonably be expected to result in or be the basis for any such Liability.

(iii)   The Company has obtained and materially complied with, and is in material compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental Laws for the occupation of its facilities and the operation of its business (“Environmental Permits”). All such Environmental Permits are in full force and effect, and no Action is pending or, to the Companies’ Knowledge, threatened in writing that seeks to terminate, rescind, or materially modify any Environmental Permit held by the Company.

(iv)   The Company has not received any written notice, report, request for information or other documentation regarding any actual or alleged material violation of Environmental Laws, or any material liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under Environmental Laws.

(v)   None of the Leased Real Property or, to the Company’s Knowledge, real property formerly owned, operated or leased by the Company, or real property to which the Company Group has, directly or indirectly, transported or arranged for the transportation of any Hazardous Materials to, is listed on, or, to the Company’s Knowledge, has been proposed for listing on, the National Priorities List (or Superfund Enterprise Management System) under CERCLA or any similar state list.

(vi)   There has been no Release of Hazardous Materials with respect to the business or assets of the Companies or at, on or migrating from any of the Leased Real Property or any real property currently or formerly owned, operated or leased by the Company, in each case, which is reasonably expected to result in material Liability or obligations under Environmental Law.

(b) The Company has made available to the Purchaser all material environmental reports, studies, audits, sampling data, site assessments, and other similar documents which are in the possession of the Company.

3.21  Related Party Contracts.

(a) Except for Contracts solely between or among members of the Company Group, no Seller, Seller Related Party or Related Party of any member of the Company Group (i) is a party to any Contract or transaction with any member of the Company Group, (ii) provides or has, since January 1, 2019, provided or received (directly or indirectly) any material loans, assets services (other than employment services in the ordinary course of business) or facilities to or from, as applicable, any member of the Company Group, (iii) provides any material services to, or (except for any amounts that will be paid in full at or prior to the Closing) is owed any material amount of money by or owes any material amount of money to, any member of the Company Group (other than, in each case, compensation for services performed by a Person as director, officer or employee of a member of the Company Group and amounts reimbursable for routine travel and other business expenses in the ordinary course of business, which amounts are included as current liabilities in the calculation of Final Working Capital) or (iv) has any right, title or interest in, to or under any property, real or personal or mixed, tangible or intangible, used in the business of any member of the Company Group (each Contract and transaction set forth in or required to be set forth in Section 3.21(a) of Schedule III, a “Related Party Contract”).

(b) Except for the Transaction Documents and the Contracts set forth on Section 3.21(b) of the Schedule III, as of the Closing, all Related Party Contracts, and all other amounts or other Liabilities owing thereunder to any Seller or Seller Related Party, have been completed, satisfied, terminated, canceled, paid or otherwise settled (all fees, costs and expense related to which are included in Transaction Expenses), without any continuing liability to Purchaser or any member of the Company Group thereunder.

3.22 Insurance. Section 3.22 of Schedule III sets forth a complete list of each property, casualty, liability and other insurance policies and fidelity and surety bonds (including commercial general liability policies, pollution legal liability policies and workers’ compensation policies that apply to current or former employees of the Company Group) relating to the assets, business, operations, employees, officers or directors of any member of the Company Group, in each case whether provided by a third-party insurer, “captive” insurer, fronting arrangement or otherwise. True, correct and complete copies of each such policy have been made available to Purchaser prior to the date hereof. All of such insurance policies are legal, valid, binding and enforceable in accordance with its terms and in full force and effect, and none of the Company nor any of the Company’s Subsidiaries nor, to the Company’s Knowledge, any other party thereto, is in breach or default with respect to its obligations under such insurance policies (including with respect to payment of premiums), and no event or circumstance has occurred that, with notice or lapse of time or both, would permit termination or modification of any such policy. Such policies are sufficient for compliance by the Company Group with all applicable laws, Governmental Licenses of the Company Group and all Material Contracts. There are no claims by any member of the Company Group pending under any such policy as to which coverage has been denied, questioned or disputed by the underwriters of such policy or in respect of which such underwriters have reserved their rights. No member of the Company Group has received written notice of any, and to the Company’s Knowledge there has been no, (i) cancellation or non-renewal of any insurance policy or (ii) planned material increase in the rate, premium or other cost of.

3.23 Product Liability and Warranty. Each product sold, distributed, provided or otherwise delivered, and all services provided or performed, by the Company Group (a) has been in material conformity with all applicable contractual commitments, performance standards, certifications and product specifications, (b) conforms in all material respects to any promises or affirmations made on the container or label for such product or in connection with its sale, (c) is without material design or manufacturing defect and (d) is fit in all material respects for the ordinary purposes for which it is intended to be used (or any other reasonably foreseeable purpose). The Company Group does not have, and has not had, any material liability (and to the Company’s Knowledge there is no basis for any present or future action) arising out of any such products or services or other damages in connection therewith. Unless imposed by applicable Law, no product sold, distributed, provided or otherwise delivered, and no service provided or performed, by the Company Group is subject to any guaranty or warranty, except only those given in the ordinary course of business, and no member of the Company Group has extended any warranty period with respect to any such product or service for any Person. Section 3.23 of Schedule III sets forth true and complete copies of the standard terms and conditions of sale, lease or service of the Company, containing applicable guaranty, warranty and indemnity provisions (the “Company Standard T&C’s”).

3.24 Bank Accounts. Section 3.24 of Schedule III sets forth a true and complete list of (a) the name and address of each bank or financial institution with which the Company Group has an account or safe deposit box or in which an account or safe deposit is maintained for the benefit of the Company Group, (b) the name of each Person authorized to draw thereon or have access thereto and (c) the account number for each bank account of the Company Group. No Person holds a power of attorney to act on behalf of any member of the Company Group with respect to such account.

3.25 Accounts Receivable. All accounts, notes receivable and other receivables reflected on the Interim Balance Sheet, and all accounts and notes receivable arising from or otherwise relating to the business of the Company Group as of the immediately prior to Closing, are (a) valid, genuine have arisen from bona fide transactions in the ordinary course of business,

(b) not subject to any defense, counterclaim or offset other than claims, disputes and controversies with customers which would not be considered to be outside the ordinary course of business and which do not exceed the reserve on the Interim Balance Sheet and (c) reflected properly on the Financial Statements. Since January 1, 2021, (i) the Company Group has not cancelled, or agreed to cancel, in whole or in part, any accounts receivable, except in the ordinary course of business and (ii) collection of the accounts receivable of each of the Company Group has been and is consistent with past business practices.

3.26 Working Capital. Since January 1, 2021, (i) the Company Group has managed its working capital (including timing of collection of accounts receivable and of payment of accounts payable and management of inventory) and deferred revenue amounts in the ordinary course of business and in amounts that are consistent with past practice; and (ii) there has not been any material change in (A) payment terms to any material customer of, or from any material supplier or third party to, any member of the Company Group or (B) the manner in which any the Company Group conducts its business with any material customer that would materially affect the level of inventory required to supply such customer, excluding, for the sake of clarity, any change in the quantum of purchase orders.

3.27 Trade Allowances. No customer or supplier of the Company Group is entitled to or customarily receives material discounts, allowances, rebates, credits, preferential terms or concessions or similar reductions in price. All discounts, allowances, rebates, credits, preferential terms or similar reductions in price or other trade terms, including contra transactions, to which customers or suppliers of the Company Group are entitled or customarily receive have been granted by the Company Group in the ordinary course of business.

3.28  Anti-Corruption; Sanctions.

(a) Neither the Company Group nor any officer, director, manager, employee, or agent of the Company Group has (i) directly or indirectly, paid, offered or promised to pay, or authorized payment of, any monies or any other thing of value to any Governmental Authority for the purpose of unlawfully influencing any act or decision of such Governmental Authority or inducing such Governmental Authority to do or omit to do any act in violation of the lawful duty of such Governmental Authority, (ii) violated any applicable laws relating to bribery or corruption (including the U.S. Foreign Corrupt Practices Act of 1977, as amended), and, to the Company’s Knowledge, there are no investigations, findings of any Governmental Authority or changes, formal or informal, related to any such violation or potential or alleged violation.

(b) Neither the Company Group nor their respective officers, directors or, to the Company’s Knowledge, employees or agents (i) is, (ii) is owned or controlled by one or more Persons that are or (iii) since January 1, 2019, has engaged in any transaction or dealing with any Person or in or with any country or territory that is, in each case the target of economic sanctions administered and enforced by the U.S. government, including the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, the United Nations Security Council, the European Union, or Her Majesty’s Treasury of the United Kingdom, and the Company Group is in compliance in all material respects with all such economic sanctions.

3.29 Inventory. All inventory of the Company Group, whether or not reflected in the Interim Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All such inventory is owned by the Company Group free and clear of all Liens, and no inventory is held on a consignment basis. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are reasonable in the present circumstances of the Company Group.

3.30 Exclusivity of Representations and Warranties. Except for the representations and warranties contained in this Article 3 or Article 4 (including in each case the related portions of the Disclosure Schedule) and the other Transaction Documents to which it is a party, neither any member of the Company Group, Sellers, Sellers’ Representative nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of, with respect to or regarding the Company Group, including any representation or warranty as to the accuracy or completeness of any information regarding the Company Group furnished or made available to Purchaser and its directors, officers, shareholders, managers, members, employees, consultants, financial advisors, counsel, accountants and other agents and representatives (including any information, documents or material made available to Purchaser in any data room, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to any projections, estimates or budgets or the future revenue, expenses, profitability or success of the Company Group, in each case in connection with the transactions contemplated by this Agreement. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 3 AND ARTICLE 4 (INCLUDING IN EACH CASE THE RELATED PORTIONS OF THE DISCLOSURE

SCHEDULE), EACH MEMBER OF THE COMPANY GROUP, SELLERS AND SELLERS’ REPRESENTATIVE EXPRESSLY DISCLAIM ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE BUSINESS AND ASSETS OF THE COMPANY GROUP, AND EACH MEMBER OF THE COMPANY GROUP, SELLERS AND SELLER’S REPRESENTATIVE SPECIFICALLY DISCLAIM ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE ASSETS OF THE COMPANY GROUP, ANY PART THEREOF, THE WORKMANSHIP THEREOF, AND THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD THAT, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 3 AND IN ARTICLE 4 (INCLUDING IN EACH CASE THE RELATED PORTIONS OF THE DISCLOSURE SCHEDULE) AND THE OTHER TRANSACTION DOCUMENTS TO WHICH IT IS A PARTY, SUCH SUBJECT ASSETS ARE BEING INDIRECTLY ACQUIRED “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN THEIR PRESENT CONDITION, AND PURCHASER SHALL RELY SOLELY ON ITS OWN EXAMINATION AND INVESTIGATION THEREOF.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES REGARDING THE SELLERS

As a material inducement to Purchaser to enter into this Agreement and consummate the transactions contemplated hereby, each Seller, solely with respect to such Seller and not with regard to any other Seller or any other Person, hereby represents and warrants to Purchaser, severally and not jointly, as of the time of Closing as follows:

4.1 Due Organization and Good Standing. If such Seller is a corporation, limited liability company or partnership, such Seller is formed, validly existing and, to the extent such concept is recognized, in good standing under the laws of its state of organization.

4.2 Authorization of Transactions. Such Seller has full legal capacity to enter into and deliver this Agreement and the other agreements contemplated hereby to which such Seller is a party, and to perform its obligations hereunder and thereunder, and no other actions on the part of such Seller or any of its equityholders are necessary for the execution, delivery or performance of this Agreement or the other agreements contemplated hereby to which such Seller is a party or the consummation of the transactions contemplated hereby or thereby. This Agreement and the other agreements contemplated hereby to which such Seller is a party have been or will be duly executed and delivered by such Seller and, assuming the due execution and delivery of this Agreement and the other agreements contemplated hereby by the other parties hereto and thereto, constitute, or when executed and delivered will each constitute, a valid and binding obligation of such Seller, enforceable in accordance with its terms, except as the enforceability hereof and thereof may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditor’s rights generally and as limited by the availability of specific performance and other equitable remedies or applicable equitable principles (whether considered in a proceeding at law or in equity).

4.3 Absence of Conflicts. Except as would not have a Material Adverse Effect, the execution, delivery and performance by such Seller of this Agreement, the other agreements contemplated hereby and the consummation of each of the transactions contemplated hereby or thereby, in each case to which such Seller is party, will not (a) violate, conflict with, result in any material breach of, constitute a material default under, result in the termination or acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under (i) any organizational documents of such Seller or (ii) to such Seller’s Knowledge, any material contract to which such Seller is bound or affected, (b) result in the creation of any Lien on the Shares, (c) require any permit, authorization, consent, approval, exemption from or other action by, or notice to or filing with, any Governmental Authority under the provisions of any law, statute, rule, regulation, judgment, order or decree (except for any such actions required by the HSR Act) or (d) violate any applicable Law, in each case except as would not have, individually or in the aggregate, a Material Adverse Effect.

4.4 Litigation. There are no Actions pending, or to such Seller’s Knowledge, threatened in writing against such Seller, at law or in equity, or before or by any Governmental Authority or that question the legality, validity or enforceability of this Agreement, the other agreements contemplated hereby to which such Seller is a party or that challenges or seeks to prevent, enjoin or otherwise delay the consummation of the transaction contemplated hereby or thereby, except as would not have, individually or in the aggregate, a Material Adverse Effect.

4.5 Brokerage. Except as set forth on Section 4.5 of Schedule III, there are no claims for brokerage or other commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by such Seller.

4.6 Ownership. Such Seller holds of record and owns beneficially the Equity Interests set forth opposite such Seller’s name on Section 3.3 of Schedule III, free and clear of any Liens and any other restrictions on transfer (other than such Liens and/or restrictions that shall be released, waived or otherwise terminated in connection with the Closing and other than any generally applicable restrictions under the Securities Act and state securities laws). Except as set forth on Section 4.6 of Schedule IV, other than the Company Organizational Documents, such Seller is not a party to any (a) option, warrant, right, Contract, call, pledge, put or other agreement or commitment providing for the disposition or acquisition of such Seller’s interest in the Shares (including agreements relating to rights of first refusal, co-sale rights, “tag-along” or “drag-along” rights) or (b) voting trust, proxy or other agreement or understanding with respect to the voting of any of the Shares (or in the case of Warrants, any shares into which the Warrants convert). Such Seller and its Affiliates do not have any interest in any Equity Interests of any member of the Company Group, other than the Equity Interests set forth opposite such Seller’s name on Section 3.3 of Schedule III.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PURCHASER

As an inducement to the Company, the Sellers and the Sellers’ Representative to enter into this Agreement and consummate the transactions contemplated hereby, Purchaser represents and warrants as of the time of Closing as follows:

5.1 Organization and Power. Purchaser is a limited liability company, incorporated, validly existing and in good standing under the laws of the State of Missouri. Purchaser has all requisite corporate or limited liability company power, as applicable, and authority to execute and deliver this Agreement and the other agreements contemplated hereby and to perform its obligations hereunder and thereunder.

5.2 Authorization. Purchaser has full legal capacity to enter into and deliver this Agreement and the other agreements contemplated hereby to which Purchaser is a party, and to perform its obligations hereunder and thereunder, and no other actions on the part of Purchaser are necessary for the execution, delivery or performance of this Agreement or the other agreements contemplated hereby to which Purchaser is a party or the consummation of the transactions contemplated hereby or thereby. This Agreement and the other agreements contemplated hereby to which Purchaser is a party have been or will be duly executed and delivered by Purchaser and, assuming the due execution and delivery of this Agreement and the other agreements contemplated hereby by the other parties hereto and thereto, constitute, or when executed and delivered, will each constitute, a valid and binding obligation of Purchaser, enforceable in accordance with its terms except as the enforceability hereof and thereof may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditor’s rights generally and as limited by the availability of specific performance and other equitable remedies or applicable equitable principles (whether considered in a proceeding at law or in equity).

5.3 Absence of Conflicts. Except as would not have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement, the execution, delivery and performance by Purchaser of this Agreement, the other agreements contemplated hereby and the consummation of each of the transactions contemplated hereby or thereby will not (a) violate, conflict with, result in any material breach of, constitute a material default under, result in the termination or acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under (i) any organizational documents of Purchaser or (ii) to Purchaser’s Knowledge, any material Contract to which Purchaser is bound or affected; or (b) require any permit, authorization, consent, approval, exemption or other action by or notice to any Governmental Authority under the provisions of any law, statute, rule, regulation, judgment, order or decree (except for any such actions required by the HSR Act), in each case except as would not have, individually or in the aggregate, a material adverse effect on the ability of Purchaser to consummate the transactions contemplated hereby.

5.4 Governmental Authorities and Consents. Except as set forth in Section 3.5(d) of Schedule III, no permit, consent, approval or authorization of, or declaration to or filing with, any Governmental Authority or any other Person (except for any such actions required by any Antitrust Law) is required in connection with the execution, delivery or performance of this Agreement and the other documents contemplated hereby by Purchaser or the consummation by Purchaser of the transactions contemplated hereby and thereby, except as would not have, individually or in the aggregate, a material adverse effect on the ability of Purchaser to consummate the transactions contemplated hereby.

5.5 Litigation. There are no Actions pending or, to Purchaser’s Knowledge, threatened against or affecting Purchaser, at law or in equity, or before or by any Governmental Authority which would adversely affect Purchaser’s performance under this Agreement, the other agreements contemplated hereby or the consummation of the transactions contemplated hereby or thereby, except as would not have, individually or in the aggregate, a material adverse effect on the ability of Purchaser to consummate the transactions contemplated hereby.

5.6 Brokerage. There are no claims for brokerage or other commissions, finder’s fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made or alleged to have been made by or on behalf of Purchaser (or its officers, directors, employees or agents), except as set forth on Section 5.6 of Schedule III.

5.7 Financing. Purchaser has on the Closing Date sufficient unrestricted cash on hand and available credit facilities to pay all amounts required to be paid by Purchaser at the Closing pursuant to the terms of this Agreement, and all of its and its representatives’ fees and expenses incurred in connection with the transactions contemplated by this Agreement. Purchaser has no reason to believe that, assuming the accuracy and completeness of the other Parties’ representations and warranties and satisfaction of their obligations, such available cash shall not be available or that such debt financing proceeds shall not be available, and Purchaser has not made any misrepresentation in connection with obtaining such debt financing. In no event shall the receipt by, or the availability of any funds or financing to, Purchaser or any of its Affiliates or any other financing, in and of itself, be a condition to Purchaser’s obligation to consummate the transactions contemplated hereunder.

5.8 Due Diligence Review. Purchaser acknowledges that: (a) it has completed to its satisfaction its own due diligence review with respect to the Company Group and it is entering into the transactions contemplated by this Agreement based on such investigation and, except for the specific representations and warranties by the Company or Sellers in Article 3 and Article 4 and the other Transaction Documents, it is not relying upon any representation or warranty of any Seller or member of the Company Group or any Affiliate, officer, director, employee, agent or advisor thereof, nor upon the completeness or accuracy of any information, record, projection or statement made available or given to Purchaser in the performance of such investigation (or any omissions therefrom), (b) it has had access to its satisfaction to the Company, its Subsidiaries and their respective books and records, contracts, agreements and documents (including Tax Returns and related documents), and employees, agents and representatives, and (c) it has had such opportunity to seek accounting, legal, tax or other advice or information in connection with its entry into this Agreement and the other documents referred to herein relating to the consummation of the transactions contemplated hereby and thereby as it has seen fit.

5.9 R&W Insurance. In connection with the execution of this Agreement, Purchaser entered into a binder agreement in the form attached hereto as Exhibit C with respect to the R&W Insurance Policy with coverage in the amount set forth therein. The Sellers and Sellers’ Representative are express third-party beneficiaries of the waiver of the subrogation rights contained therein.

5.10 Restricted Securities . Purchaser understands and acknowledges that (a) none of the Shares have been registered or qualified under the Securities Act of 1933, as amended (the “Securities Act ”), or under any securities laws of any state of the United States or other jurisdiction, in reliance upon specific exemptions thereunder for transactions not involving any public offering, (b) all of the Shares constitute “restricted securities” as defined in Rule 144 under the Securities Act, (c) none of the Shares is traded or tradable on any securities exchange or over-the-counter and (d) none of the Shares may be sold, transferred or otherwise disposed of unless a registration statement under the Securities Act with respect to such Shares and qualification in accordance with any applicable state securities laws becomes effective or unless such registration and qualification is inapplicable, or an exemption therefrom is available. Purchaser will not transfer or otherwise dispose any of the Shares acquired hereunder or any interest therein in any manner that may cause any Seller to be in violation of the Securities Act or any applicable state securities laws. Purchaser is an “accredited investor” as defined in Rule 501(a) of the Securities Act.

5.11 Solvency. Purchaser is not entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of the Company Group. Purchaser is Solvent as of the date of this Agreement and, assuming the satisfaction or waiver of the condition to Sellers’ and the Company’s obligations to consummate the transactions contemplated hereby, Purchaser and the Company Group (both individually and together) will, after giving effect to all of the transactions contemplated by this Agreement, including the payment of the Initial Purchase Price, Repaid Indebtedness, Transaction Expenses, all other amounts required to be paid, borrowed or refinanced in connection with the consummation of the transactions contemplated by this Agreement and all related fees and expenses, be Solvent at and immediately after the Closing. For purposes of this Section 5.11, “Solvent” when used with respect to any Person or group of Persons on a combined basis, means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person (or group of Persons on a combined basis) will, as of such date, exceed (i) the value of all “liabilities of such Person” as of such date, as such quoted terms are generally determined in accordance with applicable laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities (including contingent liabilities) of such Person (or group of Persons on a combined basis) as such liabilities become absolute and matured, (b) such Person (or group of Persons on a combined basis) will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date and (c) such Person (or group of Persons on a combined basis) will be able to pay its liabilities, including contingent and other liabilities, as they mature.

5.12 Purchaser's Reliance. Purchaser acknowledges that it has conducted its own independent investigation, review and analysis of, and based thereon, has formed an independent judgment concerning, the business, assets, results of operations, condition (financial or otherwise) and prospects of the Company. Purchaser acknowledges and agrees that in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, and entering into this Agreement and consummating such transactions, Purchaser has relied solely upon its own investigation and the representations and warranties of Sellers and the Company expressly set forth in Article 3 and Article 4 of this Agreement (including the related portions of the Disclosure Schedule) and the other Transaction Documents. Purchaser acknowledges and agrees that it is not relying on any statement, representation or warranty, oral or written, express or implied, made by the Sellers, Sellers’ Representatives or the Company, except as expressly set forth in this Agreement or the other Transaction Documents, as qualified or limited by the Schedules and further acknowledges that except in the case of Fraud (a) neither Sellers, Sellers’ Representatives, the Company nor any of their respective Affiliates shall have any liability to the Purchaser or any of its Affiliates pursuant to this Agreement resulting from the use of any information, documents or materials made available to the Purchaser, whether orally or in writing, in any confidential information memoranda, data rooms, management presentations, due diligence discussions or in any other form in expectation of the transactions contemplated by this Agreement; unless such information, documents or materials are specifically referred to in this Agreement or the Disclosure Schedule (or the other Transaction Documents); and (b) neither Sellers, the Company nor any of their respective Affiliates is making, directly or indirectly, any representation or warranty in connection with the transactions contemplated hereby except as set forth in this Agreement or the other Transaction Documents, and as qualified or limited by the Disclosure Schedule, including, without limitation, with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company heretofore delivered to or made available to Purchaser or any of its equity holders, directors, officers, managers, members, employees, agents, representatives, lenders or Affiliates.

5.13 Exclusivity of Representations and Warranties. Except for the representations and warranties expressly contained in this Article 5 (including in each case the related portions of the Disclosure Schedule) or the other Transaction Documents to which Purchaser is a party, neither Purchaser nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of, with respect to or regarding Purchaser.

ARTICLE 6

ADDITIONAL AGREEMENTS; COVENANTS AFTER CLOSING

6.1  Nonsurvival of Representations, Warranties, Covenants and Agreements.

(a) The Parties agree that (a) the representations and warranties of the Parties contained in this Agreement (other than the Fundamental Representations, which shall survive the Closing for a period of five (5) years and the representations and warranties set forth in Section 3.18 which shall survive the Closing and shall terminate ninety (90) days following the expiration of the applicable statute of limitation) shall not survive the Closing and shall terminate effective as of the Closing, (b) the covenants and agreements of the Parties contained in this Agreement that by their terms are to be performed prior to the Closing shall terminate effective as of the Closing, and (c) the covenants and agreements of the Parties contained in this Agreement that by their terms are to be performed in whole or in part after the Closing shall survive the Closing until performed in accordance with the terms thereof. None of Purchaser, the members of the Company Group, the Sellers, the Sellers’ Representative or any of their respective Affiliates or their respective Representatives shall have recourse or liability under this Agreement following the expiration of the applicable survival period referenced in the foregoing sentence for any breach of or inaccuracy in any such representation or warranty or any breach or nonfulfillment of covenant, condition or agreement required to be performed or fulfilled, whether such recourse or liability has accrued prior to or after the Closing, on the part of any Party, its Affiliates or any of their respective officers, directors, agents or other representatives; provided that, notwithstanding anything to the contrary contained herein, including this Section 6.1, nothing herein shall limit (i) any claim for Fraud in the making of the representations and warranties contained herein or any certificate delivered in connection herewith, (ii) any Seller’s liability for the failure to deliver all of the Shares free and clear of all Liens (other than any generally applicable restrictions under the Securities Act and state securities laws or Liens created by or resulting from actions of Purchaser) at the Closing, (iii) limit the provisions set forth in Section 2.5 providing for the resolution of certain disputes relating to the Initial Purchase Price by the Parties and/or the Independent Accountant or (iv) the rights of Purchaser or any of its Affiliates under the R&W Insurance Policy against the underwriters of such R&W Insurance Policy, subject to the limitations set forth in Section 5.9 and Section 6.4. Notwithstanding anything to the contrary in this Section 6.1(a), any breach of representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentences if notice reasonably specifying the asserted breach thereof giving rise to such right of indemnity shall have been given to a party against whom indemnity may be sought prior to such time. For the avoidance of doubt, in the event notice is delivered to the Sellers’ Representative, such notice will be deemed delivered to each Seller.

(b) Following the Closing, each of the Sellers shall indemnify the Purchaser, the Company and each of their direct or indirect successors, assigns, officers, directors, Affiliates, equityholders and employees (excluding, however, in each instance the Sellers) (collectively, the “Purchaser Group”) against, and shall hold each member of the Purchaser

Group harmless from and against, any and all Losses incurred or sustained by, or imposed upon, any member of the Purchaser Group based upon, arising out of, with respect to or by reason of (A) (i) any breach of any of the Fundamental Representations set forth in Article 3 (without giving effect to qualifications or limitations as to materiality, Material Adverse Effect or similar qualifications or exceptions contained therein) or (ii) any Indemnified Taxes, with each Seller’s indemnity obligation limited (subject to Section 6.1(c)) to such Seller’s Applicable Percentage of such Losses; and (B) any breach of such Seller’s Fundamental Representations set forth in Article 4 (without giving effect to qualifications or limitations as to materiality, Material Adverse Effect or similar qualifications or exceptions contained therein). Except in the case of Fraud by a Seller, in no event shall any such Seller’s liability with respect to clause (A) of this Section 6.1(b) exceed such Seller’s Applicable Percentage of the Adjusted Purchase Price. Any Losses arising under this Section 6.1(b) shall be satisfied first from the R&W Insurance Policy and thereafter directly by the applicable Seller(s). Subject to Section 6.1(c), Purchaser’s right to indemnification under this Section 6.1(b) to the extent expressly provided in this Section 6.1(b) is its sole and exclusive remedy for any and all breaches of representations and warranties in this Agreement.

(c) For the avoidance of doubt, nothing in this Agreement or any other Transaction Document shall limit in any respect any claim by any Person against a Seller for Fraud by such Seller regarding the representations and warranties contained herein, or any right of any Person to any remedy for Fraud.

6.2 Mutual Assistance. Each of the Parties hereto agrees that it will mutually cooperate in the expeditious filing of all notices, reports and other filings with any Governmental Authority required to be submitted jointly by any of the Parties hereto in connection with the execution and delivery of this Agreement, the other agreements contemplated hereby and the consummation of the transactions contemplated hereby or thereby. Subsequent to the Closing, each of the Parties hereto, at its own cost, will assist each other (including by the retention of records and the provision of access to relevant records) in the preparation of their respective Tax Returns, as well as in the defense of any audits or litigation that may ensue as a result of the filing thereof, to the extent that such assistance is reasonably requested.

6.3  Confidentiality.

(a) Sellers’ Representative and Purchaser agree to keep the terms of this Agreement confidential, except to the extent required by applicable law or the rules (or interpretations thereof) of any stock exchange or for financial reporting purposes, except that the parties may disclose such terms to their respective employees, accountants, advisors and other representatives as necessary in connection with the ordinary conduct of their respective businesses (so long as such Persons agree to or are bound by contract to keep the terms of this Agreement confidential).

(b) From and after the date hereof, the Sellers shall not disclose or use, and shall cause their respective Related Parties and their respective representatives not to directly or indirectly disclose or use, unless compelled to disclose by judicial or administrative process or by other requirements of applicable law (in which case such Persons shall use commercially reasonable efforts to (x) consult with Purchaser prior to making any such disclosure to the extent permitted by applicable law and reasonably practicable under the circumstances and (y) cooperate in connection with Purchaser’s efforts to obtain a protective order or confidential treatment), all documents and information concerning the negotiation and execution of the Transaction Documents or any member of the Company Group, Purchaser or any of their respective Affiliates (including trade secrets, confidential information and proprietary materials, which may include the following categories of information and materials: methods, procedures, computer programs and architecture, databases, customer information, lists and identities, employee lists and identities, pricing information, research, methodologies, contractual forms, and other information, whether tangible or intangible, which is not publicly available generally) (collectively, the “Confidential Information”), except to the extent that such Confidential Information can be shown to have been or be (i) in the public domain through no fault of, or breach of this Agreement on the part of, such Person or any of their Affiliates or any of their respective representatives or (ii) later lawfully acquired by such Person on a non-confidential basis from sources other than the Company Group, Purchaser or any of their respective Affiliates or their representatives (or sources otherwise relating to any of the Sellers or the Company Group prior ownership of the Company Group) and who are not known (after reasonable inquiry) to be under an obligation of confidentiality with respect thereto. Notwithstanding the foregoing, any such Person may disclose such Confidential Information (x) to his, her or its tax and financial advisors for purposes of complying with such Person’s tax obligations or other reporting obligations under applicable law arising out of the Transaction Documents or the transactions contemplated thereby and (y) to his, her or its legal counsel and accountants for the purpose of evaluating the legal and financial ramifications of the Transaction Documents or the transactions contemplated thereby. Each Seller’s obligations under this Section 6.3(b) are solely with respect to such Seller and its representatives and Related Parties and not with regard to any other Seller or any other Person (other than its representatives and Related Parties), and no Seller shall be liable for Losses or responsible in any manner for any breach of this Section 6.3(b) by any other Seller (other than Sellers who are such Seller’s Related Parties).

(c) On and after the Closing Date, each Seller shall, and shall cause its Related Parties to, provide any information in its possession reasonably requested by Purchaser or any of its Affiliates (i) with respect to any period ending on or before the Closing Date and relating to the Company Group or (ii) to the extent necessary or useful for Purchaser in connection with any audit, investigation, dispute or any other reasonable business purpose relating to the Company Group; provided that any such access shall not require such Seller to permit access to any privileged information (except that, prior to withholding any such information, such Seller shall notify Purchaser in writing of the nature of the information being withheld and take any actions as may reasonably be requested by Purchaser to implement alternate arrangements in order to allow Purchaser access to such information to the fullest extent reasonably practicable under the circumstances). Purchaser shall bear all of the out-of-pocket costs and expenses (excluding reimbursement for general overhead, salaries and employee benefits) reasonably incurred in connection with Purchaser’s exercise of its rights under this Section 6.3(c).

6.4 R&W Insurance Policy. Notwithstanding any review of the R&W Insurance Policy by Company, Sellers or Sellers’ Representative, Purchaser covenants that all the terms of the R&W Insurance Policy shall comply with requirements in this Section 6.4. The policy premium for, and all other costs and expenses relating to, the R&W Insurance Policy, shall be borne solely by Purchaser. The R&W Insurance Policy shall provide that the underwriters of the R&W Insurance Policy and any and all other insurers that may become party thereto irrevocably waive, relinquish and release the Sellers and the Sellers’ Representative from any and all claims for contribution, subrogation or any other recovery of any kind in respect thereof, except in the case of Fraud in the making of the representations and warranties of the Company or the Sellers expressly set forth in this Agreement. The R&W Insurance Policy shall not be amended or waived in any manner that could reasonably be expected to result in an adverse impact on the Sellers and the Sellers’ Representative (including any amendment or waiver to any rights of the insurers thereunder in respect of subrogation against any Sellers and the Sellers’ Representative) without the prior written consent of the Sellers’ Representative. The Sellers and the Sellers’ Representative are express third-party beneficiaries of such waiver of the subrogation rights.

6.5 Expenses. Except as otherwise set forth in this Agreement or the Escrow Agreement, each of the Parties hereto shall be solely responsible for and shall bear all of its own costs and expenses incident to its obligations under and in respect of this Agreement and the transactions contemplated hereby, including, but not limited to, any such costs and expenses incurred by any party hereto in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement (including the fees and expenses of legal counsel, accountants, investment bankers or other representatives and consultants), regardless of whether the transactions contemplated hereby are consummated; provided, however, that Purchaser shall be solely responsible for (i) all filing fees under the HSR Act and any other Antitrust Law, (ii) all fees arising under or related to the Escrow Agreement and (iii) all costs associated with obtaining any third party consents in connection with the transactions contemplated by this Agreement.

6.6 Assurances. Each of the Parties hereto shall, and shall cause its Affiliates to, execute and deliver such further instruments and take such additional action as any other party hereto may reasonably request to effect or consummate the transactions contemplated hereby. Each such party shall, on or prior to the Closing, use its reasonable best efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated hereby, including the execution and delivery of any documents, certificates, instruments or other papers that are reasonably required for the consummation of the transactions contemplated hereby.

6.7 Transfer Taxes; Recording Charges. Notwithstanding anything to the contrary herein, all transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be borne equally by Sellers and Purchaser when due, and Purchaser and the

Party required by applicable law will file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges.

6.8  Directors and Officers Indemnification and Insurance.

(a) From and after the Closing, the Company agrees that, for a period of six (6) years following the Closing Date, it shall indemnify and hold harmless each present and former director, manager, officer and employee of the Company or any of its Subsidiaries, as applicable, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent that the Company or any of its Subsidiaries, as the case may be, would have been permitted under applicable law and its respective articles of incorporation, articles of organization, operating agreement, bylaws or other organizational documents in effect on the date of this Agreement to indemnify such person (including promptly advancing expenses as incurred to the fullest extent permitted under applicable law); provided that, the applicable indemnified Person provides an undertaking to repay any such amounts to the extent such Person is found not to be entitled to such amounts pursuant to a final, non-appealable order of a court of competent jurisdiction or to the extent required by applicable law. For a period of six years after the Closing, Purchaser shall not, and shall not permit any member of the Company Group to, amend, repeal or modify (in a manner adverse to the beneficiary thereof) any provision in any member of the Company Group’s articles of incorporation, articles of organization, operating agreement, bylaws or other organizational documents relating to the exculpation or indemnification of any officers or directors, it being the intent of the Parties hereto that the officers and directors of any member of the Company Group on the date hereof shall continue to be entitled to such exculpation and indemnification to the full extent of the law.

(b) Within 30 days of the Closing Date, Purchaser shall, at its sole cost and expense, purchase for any Person who is on the date hereof, an officer, manager or director of any member of the Company Group (each such Person, a “D&O Beneficiary”) a “tail” officers’ and directors’ liability insurance policy that provides coverage for six (6) years from and after the Closing Date (“D&O Insurance”) that is reasonably acceptable to the Sellers’ Representative (and a policy having terms, conditions, retentions and limits of liability that are at least as favorable in the aggregate relative to the coverage provided under the Company’s existing policies shall be deemed to be reasonably acceptable) with respect to all losses, claims, damages, liabilities, costs and expenses (including attorney’s fees and expenses), judgments, fines, losses, and amounts paid in settlement in connection with any actual or threatened Action (each a “D&O Claim”) to the extent that any such D&O Claim is based on, or arises out of, (a) the fact that such D&O Beneficiary is or was a manager, director or officer of any member of the Company Group at any time prior to the Closing Date or is or was serving at the request of any member of the Company Group as a manager, director, officer, employee or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise at any time prior to the Closing Date or (b) this Agreement or any of the transactions contemplated hereby or thereby in each case to the extent that any such D&O Claim pertains to any matter or fact arising, existing or occurring prior to or at the Closing Date, regardless of whether such D&O Claim is asserted or claimed prior to, at or after the Closing Date. The provisions of this Section 6.8 are intended to be for the benefit of, and shall be enforceable by, each such D&O Beneficiary and such Person’s estate, heirs and representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have pursuant to law, the organizational documents of any member of the Company Group, contract or otherwise. Purchaser shall indemnify, defend and hold harmless the D&O Beneficiaries for any Losses incurred by any D&O Beneficiary arising out of the failure of the D&O Insurance to be bound as of the time of Closing.

(c) Notwithstanding anything to the contrary, no Person shall have any rights with respect to advancement, indemnification, contribution or other recovery of any kind from Purchaser or any member of the Company Group or any of their respective Affiliates or Subsidiaries for any matter which (i) is a claim in connection with or arising under this Agreement or any other document, certificate or agreement referenced herein or executed or delivered in connection with the consummation of the transactions contemplated hereby or (ii) such Person may be liable to Purchaser, a member of the Company Group or their respective Affiliates or Subsidiaries based on, arising out of or relating to Fraud (including the costs and expenses of defending any claims with respect to such matter).

6.9  Tax Matters.

(a) Tax Returns.

(i)   Sellers' Representative shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company Group relating solely to any Pre-Closing Tax Period required to be filed prior to, on or after the Closing Date. Such Tax Returns shall be prepared on a basis consistent with past similar Tax Returns unless otherwise required by applicable law. Sellers' Representative shall (i) deliver a copy of the Tax Return to the Purchaser for review and comment, in the case of an income Tax Return, not less than thirty (30) Business Days prior to the date on which such Tax Return is due to be filed (taking into account any applicable extensions), and, in the case of any other Tax Return, within a reasonable period before such Tax Return is due to be filed taking into account any applicable extensions and the periodicity of the relevant Tax Return and (ii) reasonably and in good faith consider requested revisions to such Tax Returns with respect to items which may cause Purchaser to be subject to higher Taxes after the Closing Date.

(ii)   Purchaser shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company Group other than those required to be filed by Sellers’ Representative in Section 6.9(a)(i) required to be filed after the Closing Date. With respect to any such Tax Return that relates to a Pre-Closing Tax Period, Purchaser shall (i) prepare the Tax Return on a basis consistent with past similar Tax Returns, unless otherwise required by applicable law, (ii) deliver a copy of the Tax Return to the Sellers’ Representative for review and comment, in the case of an income Tax Return, not less than thirty (30) Business Days prior to the date on which such Tax Return is due to be filed (taking into account any applicable extensions), and, in the case of any other Tax Return, within a reasonable period before such Tax Return is due to be filed taking into account any applicable extensions and the periodicity of the relevant Tax Return and (iii) reasonably and in good faith consider requested revisions to such Tax Returns with respect to items for which Sellers could be liable. To the extent that any Indemnified Taxes are shown as due and payable on any such Tax Return, such Taxes shall be borne by Sellers.

(b) Post-Closing Actions. (a) Purchaser and its Affiliates (including on or after the Closing Date, the Company Group) shall not (i) amend a Tax Return of the Company Group for a Pre-Closing Tax Period, (ii) extend or waive the applicable statute of limitations with respect to a Tax of the Company Group for a Pre-Closing Tax Period, (iii) file any ruling or request with any Taxing Authority that relates to Taxes or Tax Returns of the Company Group for a Pre-Closing Tax Period, (iv) enter into any voluntary disclosure with any Taxing Authority regarding any Tax or Tax Returns of the Company Group for a Pre-Closing Tax Period or (v) make any Tax election with respect to the Company Group that relates to, or is retroactive to, a Pre-Closing Tax Period (other than a Straddle Period), in each case, without the prior written consent of the Sellers’ Representative (which consent shall not be unreasonably withheld, conditioned or delayed); provided that if Purchaser seeks to make a material Tax election with respect to the Company Group that relates to, or is retroactive to, a Straddle Period, Purchaser shall use best efforts to notify Sellers’ Representative of such Tax election and shall consider in good faith any comments the Sellers’ Representative may have regarding such election.

(c) Cooperation; Procedures Relating to Tax Claims.

(i)   Subject to the other provisions of this Section 6.9, Purchaser and the Sellers’ Representative shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with (i) the filing of Tax Returns, (ii) any audit, litigation or other proceeding with respect to Taxes and Tax Returns and (iii) the preparation of any financial statements to the extent related to Taxes. Such cooperation shall include the retention, and (upon the other party’s request) the provision, of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; provided, that the party requesting assistance shall pay the reasonable out-of-pocket expenses incurred by the party providing such assistance; provided, further, no party shall be required to provide assistance at times or in amounts that would interfere unreasonably with the business and operations of such party.

(ii)   Purchaser shall promptly provide the Sellers’ Representative with notice of any written inquiries, audits, examinations or proposed adjustments by the Internal Revenue Service or any other Taxing Authority, which relate to any Pre-Closing Tax Periods, provided, that the failure to give such notice shall not affect the indemnification obligations provided under this Agreement except to the extent the indemnifying party has been materially prejudiced as a result of such failure. The Sellers’ Representative, at its sole cost, shall have the right to control, and Purchaser, at its sole cost, shall have the right (but not the duty) to participate in any audit, litigation or other proceeding with respect to Taxes and Tax Returns that relate solely to any Pre-Closing Tax Period and for which Purchaser, the Company and its Subsidiaries either have no Liability or are entitled to indemnification under this Agreement from any Taxes under dispute. Sellers’ Representative shall (i) keep the Purchaser reasonably informed of the status of such matter at its sole cost (including providing the Purchaser with copies of all material written correspondence regarding such matter) and (ii) not, without Purchaser’s consent, which consent shall not be unreasonably conditioned, withheld or delayed, agree to any settlement of any such audit, litigation or other proceeding. If the Sellers’ Representative elects not to control any such audit, litigation or other proceeding, or if such proceeding relates to a Straddle Period, then Purchaser shall control such matter at its sole cost, provided, that (x) the Sellers’ Representative, at its sole cost, shall have the right to participate in any such matter, (y) Purchaser shall keep the Sellers’ Representative reasonably informed of the status of such matter at its sole cost (including providing the Sellers’ Representative with copies of all material written correspondence regarding such matter), and (z) Purchaser shall not settle any such proceedings without the Sellers’ Representative’s written consent, not to be unreasonably withheld, conditioned or delayed.

(d) Refunds. Any Tax refunds that are received by Purchaser or a member of the Company Group, and any amounts credited against Tax to which Purchaser or a member of the Company Group becomes entitled, in each case that are in respect of Indemnified Taxes, shall be for the account of Sellers, and Purchaser shall pay over to Sellers any such refund or the amount of any such credit including any interest thereon received from the relevant Taxing Authority (net of an amount equal to the out-of-pocket costs and expenses to Purchaser, its Affiliates or the Company Group in obtaining and paying over such refund (including Taxes)), promptly after receipt thereof or entitlement thereto, except to the extent that the refund or overpayment (i) was taken into account as an asset in determining Adjusted Purchase Price, (ii) is attributable to any carry back from any Tax period (or portion thereof) beginning after the Closing or (iii) is otherwise required to be repaid by the Company Group to a third party pursuant to an obligation existing as of the Closing. Sellers, upon the request of Purchaser, the Company or a Subsidiary, as applicable, shall promptly repay such refund or credit (or portion thereof) (plus any penalties, interest or other charges imposed by the relevant Taxing Authority) to Purchaser, the Company or the Subsidiary, as applicable, in the event and to the extent that the Company or the Subsidiary is required to repay such refund or credit (or portion thereof) to the Taxing Authority after considering whether to challenge (at Seller’s sole cost and expense) such repayment in good faith. In the event a Taxing Authority asserts such refund or credit (or portion thereof) shall be repaid, Purchaser, the Company or the Subsidiary, as applicable, shall promptly provide Sellers’ Representative with such documentation received from the Taxing Authority. The provisions of Section 6.9(c) shall apply to any tax contest relating to any Tax refund or credit.

(e) Notwithstanding anything to the contrary in this Agreement, in no event will Sellers have any right to (i) receive copies of Purchaser's consolidated, combined or unitary Tax Returns (or any information with respect thereto) or (ii) participate in (or receive information with respect to) any tax contest or other proceeding relating to group Tax Returns described in the preceding clause (i).

6.10  Release.

(a) Effective as of the Closing, Purchaser, on behalf of itself and its officers, directors, equityholders and Affiliates, and the Company Group each hereby unconditionally and irrevocably and forever releases and discharges the Sellers and their respective Affiliates (in each case, excluding the Company Group) and each of their respective successors and assigns, and any present or former directors, managers, officers, employees or agents of such Person (each, a “Seller Released Party”), of and from, and hereby unconditionally and irrevocably waive, any and all claims, debts, losses, expenses, proceedings, covenants, liabilities, suits, judgments, damages, actions and causes of action, obligations, accounts, and liabilities of any kind or character whatsoever, known or unknown, suspected or unsuspected, in contract, direct or indirect, at law or in equity that such Person ever had, now has or ever may have or claim to have against any Seller Released Party, for or by reason of any matter, circumstance, event, action, inaction, omission, cause or thing relating to such Person’s ownership of Equity Interests of the Company at or prior to the Closing (including in respect of the management or operation of the Company Group) (collectively, the respective “Purchaser Released Claims”) . Purchaser, on behalf of itself and its officers, directors and equityholders, expressly waives all rights afforded by any statute which limits the effect of a release with respect to unknown claims. Purchaser, on behalf of itself and its officers, directors and equityholders, understands the significance of this release of unknown claims and waiver of statutory protection against a release of unknown claims, and acknowledges and agrees that this waiver is an essential and material term of this Agreement; provided that Purchaser Released Claims shall not include (A) claims for breach of any covenant or agreement under this Agreement to be performed in whole or in part at or after the Closing, (B) claims for Fraud, (C) any other claims or rights pursuant to the express terms of this Agreement or the other Transaction Documents and (D) claims, for the avoidance of doubt, against any Person in such Person’s capacity as a customer, vendor or other relation of the Company Group or arising after the Closing. Purchaser, on behalf of itself and its officers, directors and equityholders, acknowledges that each Seller Released Party is relying on the waiver and release provided in this Section 6.10(a) in connection with entering into this Agreement and that this Section 6.10(a) is intended for the benefit of, and to grant rights to the Sellers and their respective Affiliates (in each case, excluding the Company Group) to enforce this Section 6.10(a).

(b) Effective as of the Closing, each Seller, on behalf of itself and its officers, directors, equityholders and Affiliates, hereby unconditionally and irrevocably and forever releases and discharges Purchaser, each member of the Company Group and their respective Affiliates (measured immediately after the time of Closing) and each of their respective successors and assigns, and any present or former directors, managers, officers, employees or agents of such Person (each, a “Purchaser Released Party”), of and from, and hereby unconditionally and irrevocably waive, any and all claims, debts, losses, expenses, proceedings, covenants, liabilities, suits, judgments, damages, actions and causes of action, obligations, accounts, and liabilities of any kind or character whatsoever, known or unknown, suspected or unsuspected, in contract, direct or indirect, at law or in equity that such Person ever had, now has or ever may have or claim to have against any Purchaser Released Party, for or by reason of any matter, circumstance, event, action, inaction, omission, cause or thing whatsoever arising at or prior to the Closing (including, with respect to the Warrantholders, any claims related to or in connection with the applicable Warrants or stock warrant agreements), other than any claim or action arising in such Person’s capacity as either (a) a customer of a member of the Company Group pursuant to the express terms of the Company Standard T&C’s or (b) a customer of Purchaser or one of its Affiliates (collectively, the respective “Seller Released Claims ”). Each Seller, on behalf of itself and its officers, directors and equityholders, expressly waives all rights afforded by any statute which limits the effect of a release with respect to unknown claims. Each Seller, on behalf of itself and its officers, directors and equityholders, understands the significance of this release of unknown claims and waiver of statutory protection against a release of unknown claims, and acknowledges and agrees that this waiver is an essential and material term of this Agreement; provided that Seller Released Claims shall not include (A) claims for breach of any covenant or agreement under this Agreement to be performed in whole or in part at or after the Closing, and (B) any other claims or rights pursuant to the express terms of this Agreement or the other Transaction Documents. Each Seller, on behalf of itself and its officers, directors and equityholders, acknowledges that Purchaser is relying on the waiver and release provided in this Section 6.10(b) in connection with entering into this Agreement and that this Section 6.10(b) is intended for the benefit of, and to grant rights to Purchaser and its Affiliates (including the Company Group) to enforce this Section 6.10(b).

6.11  Sellers’ Representative.

(a) The Sellers’ Representative is hereby approved to serve as the representative of the Sellers with respect to the matters expressly set forth in this Agreement to be performed by the Sellers’ Representative. Each of the Sellers hereby irrevocably appoints the Sellers’ Representative as the agent, proxy and attorney-in-fact for such Seller for all purposes of this Agreement, including full power and authority on such Seller’s behalf (a) to consummate the transactions contemplated herein, (b) to pay expenses (whether incurred on or after the date hereof) incurred in connection with the negotiation and performance of this Agreement, (c) to disburse any funds received hereunder to such Seller and each other Seller, (d) to execute and deliver any certificates representing the Company Group’s Equity Interests and execution of such further instruments as Purchaser shall reasonably request, (e) to execute and deliver on behalf of such Seller any amendment or waiver hereto, (f) to take all other actions to be taken by or on behalf of such Seller in connection herewith, (g) to negotiate, settle, compromise and otherwise handle any claims made against the Working Capital Escrow Amount made by any indemnified party pursuant this Agreement hereof, and (h) to do each and every act and exercise any and all rights which such Seller is, or Sellers collectively are, permitted or required to do or exercise under this Agreement. The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Seller and (ii) shall survive the Closing.

(b) Sellers’ Representative shall use the Representative Expense Funds to satisfy costs, expenses and/or liabilities of the Sellers’ Representative in connection with matters related to this Agreement and/or the Transaction Documents, with any balance of the Representative Expense Funds not used for such purposes to be disbursed and paid to Sellers in accordance with Proceeds Allocation Schedule at such time as the Sellers’ Representative determines in its sole discretion that no such costs, expenses and/or liabilities shall become due and payable. In connection with the performance of its rights and obligations under this Agreement and the taking of any and all actions in connection therewith, the Sellers’ Representative shall not be required to expend any of the amounts held in the Representative Expense Fund (though, for the avoidance of doubt, it may do so at any time and from time to time in its sole discretion) and in no event shall the Sellers’ Representative be required to incur any costs or expenses or expend any amount in excess of amounts held in the Representative Expense Fund.

(c) From and after the Closing Date, a decision, consent, waiver, instruction or other act of the Sellers’ Representative shall constitute a decision of all Sellers and shall be final, binding and conclusive upon each Seller, and Purchaser shall be entitled to reasonably rely upon (without limitation or qualification) any decision, act, consent or instruction of the Sellers’ Representative as being the decision, act, consent or instruction of each Seller without any duty of inquiry or investigation. Each Seller hereby agrees that for any Action arising under this Agreement or any Transaction Document such Seller may be served legal process by registered mail to the address set forth in Section 7.2 for the Sellers’ Representative (or any alternative address designated to the parties in writing by the Sellers’ Representative), and that service in such manner shall be adequate and such Seller shall not assert any defense of claim that service in such manner was not adequate or sufficient in any court in any jurisdiction. Each Seller shall promptly provide written notice to the Sellers ‘Representative of any change of address of such Seller.

6.12 Disclosure Schedules. Each disclosure schedule delivered pursuant to this Agreement, attached hereto as Schedule III (each a “Schedule,” and collectively, the “Schedules” or the “Disclosure Schedule”), shall be in writing and shall qualify the representations and warranties made in the corresponding Section of this Agreement and shall not be deemed to expand in any way the scope or effect of any such representations or warranties. The Schedules are not intended to constitute, and shall not be construed as constituting, representations or warranties of the Company except to the extent expressly provided in this Agreement. The inclusion of an item in a Schedule as an exception to a representation or warranty shall not be deemed to constitute an admission by any party hereto, as applicable, that such item constitutes an item, event, circumstance or occurrence that is material to the Company Group or constitutes a Material Adverse Effect. Any fact or item that is disclosed in any Schedule as an exception to a representation or warranty in this Agreement in a way as to make its relevance or applicability as an exception to another representation or warranty of the same Party reasonably apparent on its face shall be deemed to be disclosed in such other Schedule, notwithstanding the omission of a reference or cross-reference thereto. Disclosure of any allegations with respect to any alleged breach, violation or default under any contractual or other obligation, or any law, is not an admission that such breach, violation or default has occurred. Headings and subheadings have been inserted on certain Schedules for convenience of reference only and shall not be considered a part of or affect the construction or interpretation of such Schedules. The information provided in the Schedules is being provided solely for the purpose of making disclosures to Purchaser under this Agreement. In disclosing this information, the Company does not waive, and expressly reserves any rights under, any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein.

6.13 Retention of Books and Records. Purchaser shall cause the Company Group to retain all books, ledgers, files, reports, plans, operating records and any other material documents pertaining to the Company Group in existence at the Closing that are required to be retained under current retention policies for a period of six (6) years from the Closing Date, and to make the same available after the Closing for inspection and copying by the Sellers’ Representative or its representatives at the Sellers’ Representative’s expense, during regular business hours and upon reasonable request and upon reasonable advance notice, in each case solely to the extent (x) reasonably required by any of the Sellers in connection with any Tax audit or other action by a Governmental Authority or for purposes of complying with any Tax, financial reporting or accounting matters, in each case, with respect to such Seller's ownership of the Shares prior to the Closing or (y) necessary to comply with applicable law. Notwithstanding anything herein to the contrary, no such access, disclosure or copying shall be permitted (i) for a purpose related to a dispute or potential dispute with Purchaser, the Company Group or any of their respective Affiliates (provided, that in the case of any such dispute, the rules of discovery otherwise applicable to such dispute shall govern), (ii) that results in the loss of any attorney-client privilege of the Company Group or (iii) that violates any applicable law or confidentiality undertaking; provided, that Purchaser shall give notice to the Sellers’ Representative of the fact that it is withholding such information or documents (and the basis for such withholding) and, in the case of withholding under the foregoing clauses (i) or (ii), Purchaser shall and shall cause the Company Group to use commercially reasonable efforts (at the Sellers’ sole cost and expense and in a manner that does not result in any liability to the Purchaser or the Company Group) to obtain any necessary consents or waivers to permit it to communicate the applicable information in a way that would not violate the applicable law or result in the loss of an attorney-client privilege. Notwithstanding anything in this Section 6.13 to the contrary, nothing in this Section 6.13 shall require Purchaser or the Company Group or their respective Affiliates to disclose or provide any other party with access to any personnel records relating to individual performance or evaluations, medical histories or other information that in the disclosing party’s good faith opinion (after consultation with counsel) the disclosure of which could subject the disclosing party or its Affiliates to risk of liability.

6.14 Comparable Benefits. From the Closing Date until the first (1st) anniversary thereof, Purchaser shall provide (or cause Company to continue to provide) each employee who continues to be employed by the Company as of the Closing Date and thereafter (collectively, the “Continuing Employees”) with employee welfare and retirement benefits (other than any pension benefits, retiree health or welfare benefits, deferred compensation, phantom stock, equity compensation, severance pay or benefits or change in control, transaction, retention or similar bonuses or payments (collectively, the “Excluded Benefits”)) that are substantially comparable, in the aggregate, to those provided to each such Continuing Employee immediately prior to the Closing Date (other than the Excluded Benefits); provided, that nothing in this Agreement shall be deemed to limit the right of Purchaser or the Company to terminate the employment of any Continuing Employee at any time or construed as altering the at-will nature of any Continuing Employee's employment. Nothing in this Agreement, express or implied, (i) shall establish or constitute an amendment, termination or modification of, or an undertaking to establish, amend, terminate or modify, any benefit plan, program, agreement or arrangement, (ii) shall alter or limit the ability of Purchaser or the Company Group or any of their Affiliates to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them or (iii) shall create any obligation on the part of Purchaser or the Company Group or any of their Affiliates to employ or engage any Service Provider for any period following the Closing.

6.15  Section 280G. The Company shall, prior to the Closing:

(a) to the extent that (1) any current or former Service Provider would be entitled to any payment or benefit in connection with the transactions contemplated by this Agreement and (2) such payment or benefit could constitute a “parachute payment” under Section 280G of the Code:

(i)   use its reasonable best efforts to obtain a binding written waiver by such Service Provider of any such portion of such parachute payment as exceeds

2.99   times such Service Provider’s “base amount” within the meaning of Section 280G(b)(3) of the Code (the “Waived Payments”) to the extent such excess is not subsequently approved pursuant to a stockholder vote in accordance with the requirements of Section 280G(b)(5)(B) of the Code;

(ii)   provide to the stockholders of the Company all such disclosure as is required under Section 280G(b)(5)(B)(ii) of the Code;

(b) hold a vote of the stockholders in a manner that is intended to satisfy the requirements of Section 280G(b)(5)(B) of the Code. All documentation in connection with the implementation of this Section 6.15 (including all waivers, notices, disclosure, resolutions and consents) shall be subject to Purchaser’s prior review and comment. To the extent any Waived Payments are not approved as contemplated above, such Waived Payments shall not be made or provided. Prior to the Closing Date, the Company shall deliver to Purchaser written evidence of satisfaction of the Section 280G stockholder approval requirements contemplated by this Section 6.15 or written notice of the non-satisfaction thereof.

(c) Purchaser agrees and acknowledges that Purchaser is responsible for providing to the Company all information regarding any agreement (including an agreement to agree) entered into on or before the Closing Date that would entitle any potential disqualified person (within the meaning of Section 280G of the Code) to receive any payments and/or benefits from Purchaser or its Affiliates (or from the Company post-Closing) that could constitute parachute payments (within the meaning of Section 280G of the Code) in connection with the transactions under this Agreement.

6.16 Non-Solicit; Non-Compete. In order for Purchaser to have and enjoy the full benefit of the business of the Company Group and as an inducement to Purchaser to enter into this Agreement and the other Transaction Documents (without which inducement Purchaser would not have entered into such agreements):

(a) From the date hereof until the date that is five years after the date hereof, each Seller agrees not to, and agrees to cause each of the Seller Related Parties not to, directly or indirectly, on such Person’s own behalf or on the behalf of another hire, employ, engage, receive or accept the services of, or solicit for employment or services (either on a full time or part time basis, or in a consultancy or other nonemployee role) any officer or employee of any member of the Company Group as of the date hereof or encourage or induce any such individual to leave his or her employment or relationship with any member of the Company Group or any of their Affiliates; provided that the term “solicit for employment or services” shall not be deemed to include generalized searches for employees through media advertisements of general circulation, employment search firms, open job fairs or otherwise, and provided, further, that the restrictions in this Section 6.16(a) shall not apply to any employee of the Company Group who was not employed with the Company Group during the six-month period prior to the activities prohibited by the restrictions in this Section 6.16(a).

(b) From the date hereof until the date that is five years after the date hereof, each Seller agrees that neither it nor any of the Seller Related Parties shall, directly or indirectly through any other Person, (i) intentionally interfere with or disrupt in any material respect, the contractual or business relationship between any member of the Company Group, on the one hand, and any customer, salesperson, distributor, supplier, vendor, manufacturer, representative, agent or business relation of any member of the Company Group, on the other hand, as of the date hereof, (ii) induce, or attempt to induce, any such customer, salesperson, distributor, supplier, vendor, manufacturer, representative, agent or other Person transacting business with any member of the Company Group to reduce or cease doing business with any member of the Company Group or (iii) induce, or attempt to induce, any potential customer, salesperson, distributor, supplier, vendor, manufacturer, representative, agent or other Person contemplating transacting business with any member of the Company Group to not establish business with any member of the Company Group.

(c) From the date hereof until the date that is five years after the date hereof, each Seller agrees that neither it nor any of its Seller Related Parties shall, directly or indirectly, or on the behalf of or in association with any other Person (including as a principal, equityholder, partner, director, manager, employee, independent contractor, consultant, agent, joint venturer or investor), own, manage, finance, operate, engage in, control or participate in the ownership, management, operation or control of, whether in corporate, proprietorship or partnership form or otherwise, any business that competes with the Business of the Company Group in North America or anywhere that any member of the Company Group does business; provided that the foregoing restrictions shall not restrict the Sellers or any of their Affiliates from (i) passively owning shares of stock of any corporation having a class of Equity Interests actively traded on a national securities exchange which represent, in the aggregate, not more than 5% of such corporation’s fully-diluted shares, (ii) owning shares of stock in any mutual fund or (iii) making passive investments in a private equity group or other fund that engages in activities restricted under this Section 6.16 in its ordinary course of business (it being understood that no Seller or any of its Seller Related Parties may rely on this clause (iii) with the intent to circumvent the provisions of this Section 6.16).

(d) From the date hereof until the date that is five years after the date hereof, each Seller agrees that neither it nor any of the Seller Related Parties shall, directly or indirectly, make any public, written or oral statements about any member of the Company Group, Purchaser or any of their respective Affiliates that are disparaging or that are intended to damage the business, reputation or goodwill of any member of the Company Group, Purchaser or any of their respective Affiliates; provided that, this clause (d) shall not preclude any such Person from communicating or testifying truthfully, to the extent required by applicable law, to any Governmental Authority, in response to a subpoena to testify issued by a court of competent jurisdiction, or otherwise pursuant to legal process.

(e) Each Seller acknowledges that Purchaser would be unwilling to enter into this Agreement, or consummate the transactions contemplated hereby, in the absence of this Section 6.16(a), and that the covenants contained herein constitute a material inducement to Purchaser to enter into, and consummate the transactions contemplated hereby. Without limiting the generality of the foregoing, each Seller (on its own behalf and on behalf of its Affiliates and Seller Related Parties) acknowledges and agrees that the restrictions contained in this Section 6.16(a) are reasonable and necessary to protect the legitimate interest of Purchaser, and it is the intention of the Parties that if any of the restrictions or other covenants contained in this Section 6.16(a) are for any reason held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section 6.16(a), and this Section 6.16(a) shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is further the intention of the Parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable law, a court of competent jurisdiction shall construe and interpret or reform this Section 6.16(a) to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under applicable law. The Sellers acknowledge that Purchaser would be irreparably harmed by any breach of this Section 6.16(a) and that there would be no adequate remedy under applicable law or in damages to compensate Purchaser for any such breach. The Sellers agree that Purchaser shall be entitled to injunctive relief requiring specific performance by Purchaser of this Section 6.16(a) (without the necessity of posting any bond or other security or proving damages), and the Sellers hereby consent to the entry thereof. In the event of any violation of any provision of this Section 6.16(a), the term of the applicable provision shall be tolled for, and shall be extended by, the length of such breach. Each Seller’s obligations under this Section 6.16 are solely with respect to such Seller and its Seller Related Parties and not with regard to any other Seller or any other Person and no Seller shall be liable for Losses or responsible in any manner for any breach of this Section 6.16 by any other Seller (other than Sellers who are such Seller’s Seller Related Parties).

(f) Solely for purposes of this Section 6.16 only, neither Black Oak-Martin Door-Senior Debt, LLC, Black Oak-Martin Door-Senior Debt II, LLC, Celtic Bank nor Community Fund of Utah shall be deemed to be a Seller and neither Black Oak-Martin Door-Senior Debt, LLC, Black Oak-Martin Door-Senior Debt II, LLC, Celtic Bank, Community Fund of Utah nor any of their respective Seller Related Parties (other than any other Seller (other than, in the case of Black Oak-Martin Door-Senior Debt, LLC, Black Oak-Martin Door-Senior Debt II, LLC, and, in the case of Black Oak-Martin Door-Senior Debt II, LLC, Black Oak-Martin Door-Senior Debt, LLC) which is a Seller Related Party of any of the foregoing named Sellers, and such other Seller’s Seller Related Parties) shall be subject to or bound by the restrictions contained in this Section 6.16.

6.17 Termination of Related Party Contracts. To the extent that any Seller becomes aware of a Related Party Contract after the date hereof that should have been terminated as contemplated by Section 2.3(c)(xi), such Seller shall promptly thereafter notify Purchaser of such Related Party Contract. If requested by Purchaser in writing, such Seller shall cooperate with the Company to terminate any such Related Party Contract without any Liability thereof for the Company Group and provide evidence of the same to Purchaser; provided that any fees, costs, expenses and other Liabilities incurred (or that would be incurred or made) as a result of the termination of any Related Party Contract shall be included in Transaction Expenses.

6.18 Operations Between Closing and Measurement Time. Between the period from the Closing and the Measurement Time, Buyer will (i) operate the Business only in the ordinary course of business consistent with past practice and (ii) not terminate any employees of or make any expenditures for capital assets (except as expressly contemplated or required by any Transaction Document, Contract in effect at Closing or applicable Law).

ARTICLE 7

MISCELLANEOUS

7.1 Amendment and Waiver. This Agreement may not be amended, altered or modified except by a written instrument executed by the Sellers’ Representative (on behalf of the Company and the Sellers) and Purchaser. No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this

Agreement. No waiver of any of the provisions of this Agreement shall be effective unless signed by the Party against whom the waiver is to be enforced. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

7.2 Notices. All notices, demands and other communications to be given or delivered to Purchaser, the Company, or the Sellers’ Representative under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when personally delivered, one (1) Business Day after being sent by reputable overnight courier or when transmitted by e-mail, in each case as appropriate to the addresses indicated below (unless another address is so specified by the applicable party in writing):

If to the Sellers’ Representative, then to:

Martin Door Sellers’ Representative, LLC

2828 South 900 West

Salt Lake City, Utah 84119

Email: scotthuntsman@martindoor.com; and

           john@ridgelinepartners.net

with a copy, which shall not constitute notice, to:

Michael Best & Friedrich LLP

2750 E. Cottonwood Pkwy, Suite 560

Cottonwood Heights, UT 84121

Attention: Stuart Fredman

E-mail: safredman@michaelbest.com

and

Stoel Rives LLP

101 S. Capitol Boulevard, Suite 1900

Boise, Idaho 83702

Attention: Kris Ormseth

E-mail: kris.ormseth@stoel.com

If to Purchaser, or after the Closing, to the Company, then to:

WWS Acquisition, LLC

c/o PGT Innovations, Inc.

1070 Technology Drive

N. Venice, FL 34275

Attention: General Counsel

E-mail: rquinn@pgtinnovations.com

with a copy, which shall not constitute notice, to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention: Evan Rosen

E-mail: evan.rosen@davispolk.com

7.3 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of each of the Parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any rights, benefits or obligations set forth herein may be assigned by any of the Parties hereto without the prior written consent of Purchaser and the Sellers’ Representative and any attempted assignment without such prior written consent shall be void; provided that Purchaser may assign this Agreement (in whole or in part) (i) to any of its Affiliates and (ii) after the Closing, to any Person; provided, further, that no such assignment shall relieve Purchaser of its obligations under this Agreement. For the avoidance of doubt, Purchaser may transfer or assign its rights and obligations under this Agreement (including as collateral security or otherwise), without any consent required by any Party, to any Person which is or becomes a lender (or other financing source) to Purchaser or any of its Affiliates.

7.4 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

7.5 No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction will be applied against any Person. The words “hereof,” “herein,” “hereby,” “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph and schedule references are to the articles, sections, paragraphs and schedules of this Agreement unless otherwise specified. The words describing the singular number shall include the plural and vice versa, words denoting either gender shall include both genders and words denoting natural persons shall include all persons and vice versa. The phrases “the date of this Agreement,” “the date hereof,” “of even date herewith” and terms of similar import shall be deemed to refer to the date set forth in the preamble to this Agreement. With respect to a period of time, the words “from” and “since” mean “from and including” or “since and including”, as applicable, and the words “to” and “until” mean “to and including” or “until and including”, as applicable. The phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. Unless the context of this Agreement otherwise requires, references to Contracts, agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto (provided that references to agreements and other documents in the Disclosure Schedule shall not include any such amendments or modifications unless expressly set forth therein). Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

7.6 Captions. The captions used in this Agreement are for convenience of reference only, do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.

7.7 No Third-Party Beneficiaries. Except as otherwise expressly set forth in this Agreement (including as set forth in Section 6.8 and Section 6.10 above), nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the Parties hereto and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement, such third parties specifically including employees or creditors of the Company Group.

7.8 Complete Agreement . This Agreement, including the Recitals set forth at the beginning (which are an integral part of this Agreement and are hereby incorporated by reference) and the Schedules, and the exhibits hereto, together with the other instruments referred to herein, including the other Transaction Documents, constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof.

7.9 Counterparts. This Agreement may be executed in one or more counterparts, any one of which may be by pdf format, and all of which taken together shall constitute one and the same instrument.

7.10 Governing Law and Jurisdiction. This Agreement shall be interpreted and construed in accordance with the laws of the State of Delaware. Any and all claims, controversies, and causes of action arising out of or relating to this Agreement, whether sounding in contract, tort, or statute, shall be governed by the laws of the State of Delaware, including its statutes of limitations, without giving effect to any conflict-of-laws or other rule that would result in the application of the laws of a different jurisdiction. To the extent permitted by law, each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of the Delaware Court of Chancery or, if such jurisdiction is unavailable, any state court sitting in the State of Delaware or United States federal court sitting in Wilmington, Delaware, over any Action brought by any party arising out of or relating to this Agreement (including with respect to the existence or enforceability of this Agreement), and each of the parties hereto hereby irrevocably agrees that all claims with respect to any such Action shall be heard and determined in such courts and irrevocably waives any objection that it may now or hereafter have to the laying of the venue of any such claims in any such court or that any such claims brought in any such court has been brought in an inconvenient forum. In the event of any Action regarding or arising from this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party its reasonable expenses, attorneys’ fees and costs incurred therein or in enforcement or collection of any judgment or award rendered therein. Process in any such Action may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 7.10 shall be deemed effective service of process on such Party.

7.11 Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

7.12 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by Purchaser, the Company, the Sellers or the Sellers’ Representative as applicable, in accordance with their specific terms or were otherwise breached by Purchaser, the Company, the Sellers or the Sellers’ Representative, as applicable. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, without any requirement to post or provide any bond or other security in connection therewith, to prevent breaches of this Agreement by any of Purchaser, the Company, the Sellers or the Sellers’ Representative, as applicable, and to enforce specifically the terms and provisions hereof against Purchaser, the Company, the Sellers or the Sellers’ Representative, as applicable, in any court having jurisdiction, this being in addition to any other remedy to which the parties hereto are entitled at law or in equity.

7.13  Attorney-Client Privilege and Conflict Waiver.

(a) Michael Best & Friedrich LLP has represented the Company, its Subsidiaries, certain of the Sellers and the Sellers’ Representative. All of the Parties recognize and agree the commonality of interest that exists and will continue to exist until Closing, and the Parties agree that such commonality of interest should continue to be recognized after the Closing and such Parties recognize and agree that the certain communications between or among Michael Best & Friedrich LLP, the Company, its Subsidiaries, certain of the Sellers and the Sellers’ Representative are protected under certain privileges and doctrines, including the attorney-client privilege and the common interest doctrine. Specifically, the parties agree that (a) Purchaser shall not, and, after the Closing, shall cause the Company Group not to, seek to have Michael Best & Friedrich LLP disqualified from representing the Sellers’ Representative, the Sellers or their respective Affiliates, and each of the foregoing’s respective officers, directors, managers, employees, shareholders, equityholders, agents and representatives (collectively, the “Seller Parties”) in connection with any dispute that may arise between the Sellers’

Representative, the Seller Parties or their respective Affiliates and Purchaser or the Company in connection with this Agreement or the transactions contemplated hereby due to Michael Best & Friedrich LLP having represented the such the Sellers and the Sellers’ Representative in connection with the transactions contemplated hereby, and the Company expressly waives any claim that Michael Best & Friedrich LLP has a conflict of interest that would preclude it from engaging in such a representation and (b) in connection with any such dispute that may arise between the Sellers’ Representative, the Seller Parties or their respective Affiliates and Purchaser or the Company, the Sellers’ Representative, the Seller Parties or their respective Affiliates involved in such dispute (and not Purchaser or the Company) will have the right to decide whether or not to waive the attorney-client privilege that may apply to any communications between the Company, any of its Subsidiaries and Michael Best & Friedrich LLP that occurred before the Closing in connection with this Agreement and the transactions contemplated hereby.

(b) Purchaser further agrees, on behalf of itself and, after the Closing, on behalf of the Company, that all communications in any form or format whatsoever between or among any of Michael Best & Friedrich LLP, the Sellers’ Representative, the Seller Parties or their respective Affiliates to the extent related to the negotiation, documentation and consummation of the transactions contemplated by this Agreement or any dispute arising under this Agreement (collectively, the “Deal Communications”) shall (without regard to whether any such Deal Communications or any records thereof may be contained in, or accessed through, the information technology systems of the Company Group following the Closing) be deemed to be retained and owned collectively by the Sellers, shall be controlled by the Sellers’ Representative on behalf of the Sellers and shall not pass to (by operation of law or otherwise) or be claimed by Purchaser or the Company. All Deal Communications that are attorney-client privileged (the “Privileged Deal Communications”) shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Sellers’ Representative and the Sellers, shall be controlled by the Sellers’ Representative on behalf of the Sellers and shall not pass to or be claimed by Purchaser or the Company.

(c) Notwithstanding the foregoing, in the event that a dispute arises between Purchaser or the Company, on the one hand, and a third party other than the Sellers’ Representative or any Sellers, on the other hand, Purchaser or the Company may assert the attorney-client privilege to prevent the disclosure of the Privileged Deal Communications to such third party and if requested by Purchaser, the Sellers and Sellers’ Representative shall assert such privilege; provided, however, that none of Purchaser or the Company may waive such privilege without the prior written consent of the Sellers’ Representative. In the event that Purchaser or the Company is legally required by governmental order or otherwise to access or obtain a copy of all or a portion of the Deal Communications, Purchaser shall immediately (and, in any event, within five (5) Business Days) notify the Sellers’ Representative in writing (including by making specific reference to this Section) so that the Sellers’ Representative can seek (at its sole expense) a protective order and Purchaser agrees to use all commercially reasonable efforts (at the sole expense of the Sellers or the Sellers’ Representative) to assist therewith.

7.14 General Consent to Transaction. Effective as of the Closing, each Seller hereby waives any rights it may have as a direct or indirect holder of the Shares or arising from or relating to the transfers or transactions contemplated hereby (including any voting rights, preemptive rights, rights to repurchase, registration rights, rights of first refusal or similar rights or restrictions on transfer and any rights to receive notices, opinions or similar documentation in advance of or in connection with such transfers or transactions), whether such rights arise under or pursuant to (i) any organizational document of any member of the Company Group, (ii) any other Contract between such Seller and any member of the Company Group or (iii) applicable law.

* * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above-written.

COMPANY:

MARTIN DOOR HOLDINGS, INC.

By:	/s/ Scott Huntsman
Name:	Scott Huntsman
Title:	CEO

SELLERs’ representative:

Martin Door Sellers’ Representative, LLC

By:	/s/ Scott Huntsman
Name:	Scott Huntsman
Title:	CEO

sellers:

Black Oak-Martin Door-Senior Debt, LLC
By:	Black Oak Capital Management, LLC, its manager

By:	/s/ Gregory David Seare
Name:	Gregory David Seare
Title:	Manager

Black Oak-Martin Door-Senior Debt ii, LLC
By:	Black Oak Capital Management, LLC, its manager

By:	/s/ Gregory David Seare
Name:	Gregory David Seare
Title:	Manager

{Signature Page to Purchase Agreement}

Ridgeline Partners, LLC

By:	/s/ John Chalfant
Name:	John Chalfant
Title:	Member

SMH Nevada Trust

By:	/s/ Michael Cahill
Name:	Michael Cahill
Title:	Trustee

COMMUNITY FOUNDATION OF UTAH

By:	/s/ Alex Eaton
Name:	Alex Eaton
Title:	CEO

CELTIC BANK

By:	/s/ Reese Howell
Name:	Reese Howell
Title:	CEO

/s/ Michael Albert
Michael Albert

/s/ Robert Scott
Robert Scott

/s/ Scott Huntsman
Scott Huntsman (except with respect to Article 3)

{Signature Page to Purchase Agreement}

PURCHASER:

WWS ACQUISITION, LLC

By:	/s/ Mike Wothe
Name:	Mike Wothe
Title:	President

{Signature Page to Purchase Agreement}

Exhibit A

Form of Escrow Agreement

[see attached]

Exhibit B

R&W Insurance Policy

[see attached]

Exhibit C

R&W Insurance Policy Binder

[see attached]

Exhibit D

Amendment to Lease

[see attached]